Exhibit 10.1

ASSET PURCHASE AGREEMENT

By and Among

ASTRONICS AS CORPORATION,

AEROSAT CORPORATION,

AEROSAT AIRBORNE INTERNET LLC

AEROSAT AVIONICS LLC

and

AEROSAT TECH LICENSING LLC

Dated as of October 1, 2013

i

ii

EXHIBITS

Exhibit	Description

A	Escrow Agreement

SCHEDULES

Schedule	Description

1.1(a)	Accounts Payable
1.1(b)	Accounts Receivable
1.1(c)	Accrued Expenses
1.1(d)	Accounting Principles, Policies, Conventions, Procedures and Methodologies
1.1(e)	Material Contracts
2.3(b)	Allocation of Purchase Price
3.1	Foreign Qualifications
3.3(b)	Required Consents and Approvals
3.6	Tangible Personal Property
3.8	Leases
3.10	Litigation
3.12	Insurance
3.13(b)	Owned Intellectual Property
3.13(c)	Licensed Intellectual Property
3.16	Inventory Matters
3.17	Personnel
3.18	Employee Plans
3.19	Environmental Matters
3.20	Permits
3.21	Absence of Certain Changes
3.22	Suppliers and Customers
3.24(a)	Product Warranties
3.25(a)	Import/Export Licenses
3.25(b)	Voluntary Disclosures

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered as of October 1, 2013, by and among ASTRONICS AS CORPORATION, a New Hampshire corporation (the “Purchaser”), AEROSAT CORPORATION, a Delaware corporation (“AeroSat”), AEROSAT AIRBORNE INTERNET LLC, a Delaware limited liability company (“Airborne Internet”), AEROSAT AVIONICS LLC, a Delaware limited liability company (“Avionics”), AEROSAT TECH LICENSING LLC, a Delaware limited liability company (“Tech Licensing,” and together with AeroSat, Airborne Internet and Avionics, the “Sellers”). The Purchaser and the Sellers are referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS:

A. AeroSat is the record and beneficial owner of all of the issued and outstanding membership interests of Airborne Internet, Avionics and Tech Licensing.

B. The Sellers are collectively engaged in (i) designing, developing, manufacturing, providing and servicing connectivity systems which enable ground and satellite-based communications to and from aircraft, including fuselage and tail mounted antennae arrays, antennae control systems, radomes, radome mounting rings and high power transceivers, and (ii) non-recurring engineering services associated therewith (the “Business”).

C. It is the intention of the Parties hereto that, upon consummation of the transactions contemplated by this Agreement, all of the assets of the Business will be owned or leased by the Purchaser.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties and covenants contained herein, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. When used in this Agreement, the following terms will have the respective meanings specified below.

“Accounts Payable” means all bona fide accounts payable of the Sellers with respect to the Business as of the Closing Date, but excluding any accounts payable of the Sellers that are more than ninety (90) days outstanding as of the Closing Date. Schedule 1.1(a) sets forth the Accounts Payable (other than the Retained Liabilities) as of the close of business two (2) Business Days prior to the Closing.

“Accounts Receivable” means all bona fide billed and unbilled accounts receivable of the Sellers with respect to the Business. Schedule 1.1(b) sets forth the Accounts Receivable as of the close of business on the day two (2) Business Days prior to the Closing.

“Accrued Liabilities” means all accrued expenses of the Sellers with respect to the Business (other than Accounts Payable and Retained Liabilities) of a type shown on the Balance Sheet. Schedule 1.1(c) sets forth the Accrued Liabilities as of the close of business on the day two (2) Business Days prior to the Closing. Accrued Liabilities will not include interest on Indebtedness.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Assumed Contracts” means all of the Material Contracts and the Minor Contracts (other than Excluded Contracts).

“Assumed Liabilities” means the following liabilities and obligations of the Sellers related to the Business and the Purchased Assets:

(i) the Accounts Payable;

(ii) the Accrued Liabilities;

(iii) all Liabilities for warranty claims arising in respect of (A) products of the Business shipped or sold on or after the Closing and (B) products of the Business shipped or sold pursuant to the GoGo Contract;

(iv) all Liabilities under the Assumed Contracts arising or to be paid or performed on or after the Closing Date (other than any liability or obligation which results from, arises out of or relates to any breach of contract or tort by the Sellers with respect to periods prior to the Closing Date);

(v) all Liabilities for Taxes arising from or relating to the Purchased Assets or Business attributable to a Post-Closing Tax Period; and

(vi) all Liabilities arising in connection with the ownership by the Purchaser of the Purchased Assets or the conduct of the Business by the Purchaser after the Closing.

“Balance Sheet Date” means December 31, 2012.

“Books and Records” means originals or true copies of all operating data and records of the Sellers to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, subject to the Sellers retaining copies or originals of the same if it so chooses, including, without limitation, financial, accounting and bookkeeping books and records, purchase and sale orders and invoices, sales and sales promotional data, advertising materials, marketing analyses, past and present price lists, past and present customer service files, credit files, warranty files, batch and product serial number records and files, written operating methods and procedures, specifications, operating records and other information related to the Purchased Assets, reference catalogues, insurance files, personnel records, records relating to potential acquisitions and other records, on whatever media, pertaining to the Business, or relating to customers or suppliers of, or any other parties having contracts or other business relationships with, the Business; provided, however, that notwithstanding the foregoing, “Books and Records” will not include (i) organizational documents of the Sellers, (ii) minute books or stock ledgers of the Sellers, (iii) Tax records and Tax Returns of the Sellers, (iv) documents of the Sellers related to the transactions contemplated by this Agreement or potential transactions with third parties for the sale of the Business and (v) those documents which the Sellers are prohibited from disclosing or transferring to the Purchaser under applicable Law.

“Business Day” means any day, other than a Saturday, Sunday or a day on which banks are permitted or required by law to be closed in the State of New York.

“Business Employee” means any employee of the Sellers whose employment relates solely to the Business.

“Closing Date Net Working Capital” means all cash and cash equivalents plus the Accounts Receivable (net of allowance for doubtful accounts) plus Inventory (valued on a basis consistent with the fiscal year-end of the Business immediately preceding the Closing Date, net of reserves for obsolete or slow moving material as determined in accordance with the Sellers’ customary business practices) plus prepaid expenses minus Accounts Payable minus Accrued Liabilities minus customer deposits, calculated as of the date of Closing in accordance with GAAP, except as set forth in Schedule 1.1(d); provided, however, that such calculation shall exclude Excluded Assets and Retained Liabilities.

“Code” means the Internal Revenue Code of 1986, as amended from time to time and the rules and regulations promulgated thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement.

“Confidential Information” means any information (other than information which is generally available to the public, other than as a result of a breach by any Person with any confidentiality obligation to any of the Sellers) relating to the Business or of any third Party which any Seller is currently under an obligation to keep confidential or that is currently maintained by a Seller as confidential, including, without limitation, confidential or secret processes, products, technology, know-how, merchandising and advertising programs and plans, suppliers, services, techniques, customers and plans with respect to the Business.

“Delta” means Delta Airlines or its successors.

“Employee Benefit Plan” means each employee bonus, retirement, pension, profit sharing, stock option, stock appreciation, stock purchase, incentive, deferred compensation, hospitalization, medical (including retiree medical), dental, vision, life and other health and disability (whether provided by insurance or otherwise), severance, termination and other plan, program, arrangement, policy or payroll practice providing any remuneration or benefits (other than current cash compensation), including, without limitation, each ERISA Plan (other than a multiemployer plan within the meaning of Section 3(37) of ERISA) which is both (i) (A) maintained by the Sellers or (B) to which the Sellers contribute or have contributed and (b) one under which any Business Employee or former Business Employee participates or had accrued any rights or under which the Sellers are liable in respect of a Business Employee or former Business Employee with respect to his or her employment with the Business.

“Environment” has the meaning set forth in Section 101(8) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the date of this Agreement.

“Environmental Claims” means administrative, regulatory or judicial action, suits, demands, demand letters, claims, liens, fines, penalties, settlements, notices of non-compliance or violation (whether written or oral), investigations or Proceedings, Orders or agreements, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (i) any alleged injury or threat of injury to the Environment; (ii) any violation of Environmental Law or any term or condition of any Permit issued under any Environmental Law; or (iii) the presence, Release of, or exposure to, any Hazardous Materials in violation of any Environmental Law.

“Environmental Condition” means the presence, Release or introduction into the Environment of any Hazardous Materials (and any resulting air, soil, groundwater or surface water contamination without regard to the location to which such resulting contamination has migrated or spread) as a result of which a Seller has or may become liable to any Person or by reason of which any Seller or its assets may suffer or become subject to an Environmental Claim.

“Environmental Law” means all applicable Laws, Orders or binding agreements with any Governmental or Regulatory Authority that (i) regulates or relates to pollution (or the cleanup thereof) or the preservation or the protection of natural resources, endangered or threatened species, or the Environment; (ii) regulates or relates to the use, reuse, reclamation, recycling, treatment, generation, discharge, storage, containment, transportation, processing, production, handling, disposal remediation or release of Hazardous Materials; or (iii) imposes liability with respect to any of the foregoing, including, without limitation, (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. Section 300f et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. Section 2701 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.; and the Pollution Prevention and Control Act.

“Environmental Liability” means any Liability arising out of an Environmental Claim.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder. Section references to ERISA are to ERISA as in effect at the date of this Agreement.

“ERISA Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3) that is covered by Title 1 of ERISA and is maintained or sponsored by any Seller or to which any Seller has any obligation to contribute.

“Excluded Assets” means the following assets of the Sellers:

(i) any bank accounts and other depositary accounts (but the cash and cash equivalents present in such accounts will not be Excluded Assets);

(ii) all personnel, employee compensation, medical and benefits and labor relations records relating to the Business Employees; provided, however, that copies of all such materials relating individually to the Business Employees shall be delivered to the Purchaser to the extent allowed by applicable Law;

(iii) the Excluded Contracts; and

(iv) any rights of the Sellers under the Transaction Documents.

“Excluded Contracts” means the contracts identified as excluded contracts on Schedule 1.1(e).

“FAA” means the Federal Aviation Administration.

“FAA Approval” means the FAA’s issuance of a Supplemental Type Certificates to GoGo for installation of a Company antennae on a Boeing 767 or 737 or an Airbus A330 aircraft suitable for GoGo’s program with Delta to proceed.

“FAA Deadline” has the meaning given such term in Section 2.3(c)(iii).

“Final Closing Date Net Working Capital” means the Closing Date Net Working Capital as finally determined in accordance with Section 2.6(a).

“Final Net Working Capital Adjustment” means the Net Working Capital Adjustment as finally determined in accordance with Section 2.6(a)

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“GoGo” means GoGo LLC.

“GoGo Confirmation” means the written or verbal confirmation from GoGo, reasonably satisfactory to Purchaser, after the issuance of FAA Approval that GoGo’s program with Delta, to install 137 Company antennae systems has not been terminated or altered in a manner materially adverse to the Company.

“GoGo Contract” means the contract between the Company and GoGo dated May 8, 2012.

“Goodwill” means the goodwill of the Business.

“Governmental or Regulatory Authority” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Hazardous Materials” means (i) any pollutants, contaminants, substances, chemicals, carcinogens, wastes and any ignitable, corrosive, reactive, toxic or other hazardous substances or materials, whether solids, liquids or gases (including, but not limited to, petroleum and its derivatives, PCBs, asbestos, radioactive materials, waste waters, sludge, slag and any other substance, material or waste), as defined under any applicable Environmental Law.

“Indebtedness” means (i) any obligations of the Sellers for borrowed money or indebtedness of the Company issued or incurred in substitution or exchange for obligations for borrowed money, (ii) any obligations of the Sellers or a Person other than the Sellers secured by a Lien against any right, title and interest in and to the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal, and owned by the Sellers or in which any Seller has any interest, (iii) any obligations of the Sellers under capital leases, (iv) any obligations of the Sellers that would become due and owing under any employment, severance, bonus, commission, non-competition or similar agreement upon the execution of this Agreement or the consummation of the transactions contemplated hereby and (v) all obligations of the types described in clauses (i) through (iv) above of any Person other than the Sellers, the payment of which is guaranteed, directly or indirectly, by any of the Sellers.

“Independent Accountants” means a nationally or regionally prominent accounting firm independent of the Purchaser and the Sellers and their respective Affiliates, as mutually agreed upon by the Parties.

“Intellectual Property” means all intellectual property and proprietary rights of the Sellers currently used in the conduct of the Business, including (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto, (ii) all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and re-examinations thereof, (iii) all trademarks, service marks, trade dress, logos, trade names and corporate names (including the AeroSat name or other rights associated therewith), together with all translations, adaptations, derivations, and combinations thereof associated therewith, and all applications, registrations, and renewals in connection therewith (collectively, “Marks”), (iv) all telephone and telecopy numbers and listings, e-mail addresses and internet domain names used exclusively in or relating exclusively to the Business, (v) all copyrightable works (other than Software), all registrable copyrights, and all applications, registrations and renewals in connection therewith, (vi) all mask works and all applications, registrations, and renewals in connection therewith, (vii) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (viii) all computer software (including data and related documentation and including software installed on hard disk drives) other than off the shelf computer software subject to shrinkwrap, browsewrap or clickwrap licenses (collectively, “Software”) and (ix) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Inventory” means all raw material, work-in-process and finished goods inventory related to the Business.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental or Regulatory Authority as in effect on the date hereof.

“Leased Real Property” means the real property and improvements thereon leased by the Sellers pursuant to the Leases.

“Liabilities” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Licensed Intellectual Property” means all Intellectual Property owned by a third party that is licensed or sublicensed to a Seller or otherwise subject to an agreement between such third party and such Seller that grants such Seller the right to use such Intellectual Property in the conduct of the Business, including but not limited to the Intellectual Property set forth on Schedule 3.13(c).

“Liens” means liens, security interests, options, rights of first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements, or any other encumbrances and other restrictions or limitations on use of real or personal property or irregularities in title thereto.

“Losses” means all Liabilities, losses, claims, direct damages, causes of action, lawsuits, administrative proceedings, investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, Taxes, and costs and expenses (including reasonable attorneys’ fees).

“Material Adverse Change” or “Material Adverse Effect” with respect to any Person, any effect, event, circumstance, or condition which, when considered with all other effects, events, circumstances, or conditions, would be reasonably likely to result in Losses having the effect of materially and adversely affecting the Business, assets, properties, results of operations or financial condition of such Person and its subsidiaries taken as a whole; provided, however, that in no event shall any of the following constitute a Material Adverse Effect or Material Adverse Change: (i) effects, events, circumstances or conditions generally affecting the industry in which the Sellers’ operate or arising from changes in general business or economic conditions, provided such effects, events, circumstances, conditions or changes do not have a disproportionate effect on the Business or the assets, properties, results of operations or financial conditions of the Sellers or (ii) any effect resulting from compliance by the Sellers with the terms of this Agreement or the transactions contemplated thereby or the announcement thereof.

“Material Contracts” means all contracts, agreements and commitments other than Excluded Contracts relating to or affecting the Business as set forth on Schedule 1.1(e), whether written or oral, which are currently in effect and to which any Seller is a party or by which its assets or properties are bound and which:

(i) relate to capital expenditures or other purchases of material, supplies, equipment or other assets or properties (other than purchase orders for Inventory or supplies in the Ordinary Course of Business);

(ii) involve a loan (other than Accounts Receivable from trade debtors in the Ordinary Course of Business) or advance to (other than travel and entertainment allowances to the employees of the Business extended in the Ordinary Course of Business), or investment in, any Person or relating to the making of any such loan, advance or investment;

(iii) involve Indebtedness;

(iv) grant or evidence a Lien on any of the Purchased Assets, other than Permitted Liens;

(v) provide for any management, consulting, financial advisory or any other similar service that involve the payment by any of the Sellers of $50,000 or more over the next twelve (12) months and which are not cancelable by such Seller without penalty on thirty (30) days’ or less notice;

(vi) limit the ability of any of the Sellers to engage in any line of business or to compete with any Person;

(vii) (including letters of intent) involve the future disposition or acquisition of assets or properties other than in the Ordinary Course of Business, or any merger, consolidation or similar business combination transaction, whether or not enforceable;

(viii) involve any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangements;

(ix) involve any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute with a value greater than $50,000;

(x) involve a standstill or similar arrangement;

(xi) contain a “most favored nation” or similar provision;

(xii) involve leases or subleases of personal property to which a Seller is a party (as lessee or lessor) and involving an annual base rental payment in excess of $50,000;

(xiii) involve during the next twelve (12) months (A) the payment by a Seller of $50,000 or more or (B) receipt of payments by a Seller of $50,000 or more, which are not cancelable by such Seller without penalty on thirty (30) days’ or less notice;

(xiv) grant a power of attorney or other similar agreement or grant of agency; and/or

(xv) are otherwise material to the Business.

“Minor Contracts” means all contracts, agreements and commitments relating to or affecting the Business other than the Material Contracts, whether written or oral, which are currently in effect, and to which any Seller is a party or by which any Seller or its assets or properties are bound.

“Order” means any judgment, order, injunction, decree, writ, permit or license of any Governmental or Regulatory Authority or any arbitrator.

“Ordinary Course of Business” means the ordinary course of business of the Sellers consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Intellectual Property” means all Intellectual Property owned by the Sellers including, but not limited to, the Intellectual Property set forth in Schedule 3.13(b).

“Owned Tangible Personal Property” means all Tangible Personal Property owned by the Sellers related to or used in the conduct of the Business including, but not limited to, the Tangible Personal Property set forth in Schedule 3.6.

“Permits” means all material permits, licenses, consents, franchises, approvals and other authorizations required from any Governmental or Regulatory Authority in connection with the operation of the Business and necessary to conduct the Business as presently conducted.

“Permitted Liens” means (i) Liens for Taxes, assessments and other governmental levies, fees or charges imposed that are (A) not due and payable as of the Closing Date, or (B) being contested by appropriate Proceedings, (ii) statutory Liens, mechanics liens and similar liens for labor, materials or supplies provided, in each case incurred in the Ordinary Course of Business for amounts that are (X) not delinquent and are not, in the aggregate, material, or (Y) being contested by appropriate Proceedings, (iii) purchase money liens and liens securing payments under capital lease and operating lease arrangements and (iv) standard Liens as may arise in the Ordinary Course of Business under the terms of the Assumed Contracts.

“Person” means an individual, a partnership, a limited partnership, a joint venture, a corporation, an association, a limited liability company, a limited liability partnership, a trust, an incorporated organization and a Governmental or Regulatory Authority.

“Proceeding” means any claim, demand, action, suit, litigation, dispute, audit, inquiry, Order, writ, injunction, judgment, assessment, decree, grievance, arbitral action, investigation or other proceeding by or before any Governmental or Regulatory Authority.

“Purchased Assets” means all right, title and interest of the Sellers in and to all of the assets relating to the Business of whatsoever nature, tangible or intangible, real or personal, including, without limitation the following (except to the extent any of the following is an Excluded Asset):

(i) all cash and cash equivalents;

(ii) the Accounts Receivable;

(iii) subject to the limitations set forth in Section 2.5(c), all rights in, to and under any and all Assumed Contracts;

(iv) all prepaid expenses, deferred items or credits, deposits, advances, other prepayments and related rights paid or obtained by the Sellers relating to the Business, other than prepaid insurance deposits;

(v) the Books and Records;

(vi) the Goodwill;

(vii) the Inventory;

(viii) the Owned Intellectual Property and Licensed Intellectual Property;

(ix) the Owned Tangible Personal Property;

(x) the Permits (to the extent transferable); and

(xi) the Tangible Personal Property under capital leases.

“Release” has the meaning set forth in Section 101(22) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, as of the date of this Agreement.

“Remedial Action” means any action to investigate, evaluate, assess, test, monitor, remove, respond to, treat, abate, remedy, correct, clean-up or otherwise remediate, whether on site or off-site, the Release of any Hazardous Materials (in violation of Environmental Law), including the imposition of engineering or institutional controls, any action to correct any violation of Environmental Laws, any closure activities, post-closure or monitoring and any operation and maintenance relating to any such remedial activities.

“Representative” means any officer, director, manager, principal, attorney, accountant, agent, employee or other representative of any Person.

“Retained Liabilities” means any liability or obligation of every nature of the Sellers other than the Assumed Liabilities, including but not limited to:

(i) all Liabilities of the Sellers under this Agreement and any other Transaction Document to which a Seller is a party;

(ii) all Indebtedness, including interest thereon;

(iii) Liabilities for Taxes of the Sellers attributable to periods prior to the Closing Date;

(iv) any Liabilities of the Sellers for personal injury or property damage arising or incurred with respect to products manufactured or sold or services provided by the Sellers prior to the Closing Date, other than warranty obligations, in connection with the operation of the Business or otherwise;

(v) any Liabilities of the Sellers arising out of or related to the action commenced in the Hillsborough County Superior Court – Northern District entitled Michael J. Barrett v. AeroSat Corporation, David H. Rowe and Sherwood Goldberg (file #12-C-1045);

(vi) the Seller Warranty Obligations (subject to the provisions of Section 5.4);

(vii) all Liabilities arising out of or related to the Excluded Assets;

(viii) all Liabilities relating to the employment, or termination of employment, of any Business Employee (A) arising from or related to the operation of the Business at or prior to the Closing and (B) pursuant to any retention or severance agreements between the Sellers and any Business Employees in effect as of the Effective Time;

(ix) all Liabilities relating to the Excluded Contracts; and

(x) all Liabilities arising from or related to any Environmental Condition first arising after the date of the Sellers’ use, occupancy or operation of the Leased Real Property and in existence prior to the Closing.

“Seller Warranty Obligations” means all warranty obligations of the Sellers with respect to products manufactured and sold by the Sellers prior to the Closing Date pursuant to the terms of the warranties issued by the Sellers, other than products sold pursuant to the GoGo Contract.

“Tangible Personal Property” means all tangible personal property used or usable in the conduct of the Business (other than Inventory) and owned or leased by the Sellers or in which the Sellers have any interest including, without limitation, production and processing equipment, warehouse equipment, computer hardware, furniture and fixtures, tooling, transportation equipment, leasehold improvements, supplies and other tangible assets, together with any transferable manufacturer or vendor warranties related thereto.

“Taxes” means all U.S. and non-U.S. federal, state, local and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes or similar government assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), as well as all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect thereto.

“Tax Return” means any return, report, information return or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes required to be filed with any Governmental or Regulatory Authority.

“Total Revenues” means revenues received by the Purchaser and its Affiliates on sales and licenses to end-users after the Closing on products and services (including any derivations thereof) arising from the Business and any New Business Line, including, without limitation, revenue from product sales, license fees, royalties, and related services, which are based upon such products, services or Owned Intellectual Property, calculated in accordance with GAAP; provided, that Total Revenues will not include revenues arising from New Business Lines or businesses acquired by the Purchaser or its Affiliates after the Closing, whether through merger, consolidation, or an asset or stock purchase, except to the extent such revenue is from product sales, license fees, royalties, and related services that integrate any of the Owned Intellectual Property.

In addition, in the event the Purchaser chooses to bundle or otherwise deliver such products or services in a manner in which the related revenue for such products or services associated with the Business is either difficult to determine, or is structured in such a manner as to materially reduce or avoid Purchaser’s obligations to any Earn-Out Payment, such products and/or services related to the Business will be deemed to have been sold at the higher of the average selling price for any such products and/or services established (a) during the fiscal year immediately prior to the sale, or license, reasonably adjusted for inflation, or (b) during the fiscal year in which the sale or license occurred, and the amount of Total Revenue for purposes of calculating the applicable Earn-Out Payment will be adjusted upward accordingly.

“Transaction Documents” means this Agreement, the Escrow Agreement and all other instruments and agreements to be executed and delivered pursuant hereto and thereto.

“Working Capital Adjustment” means (i) if the Closing Date Net Working Capital is equal to or greater than the $500,000, the amount, expressed as a positive number, by which the Closing Date Net Working Capital exceeds $500,000 or (ii) if the Closing Date Net Working Capital is less than $500,000, the amount, expressed as a negative number, by which the Closing Date Net Working Capital is less than the $500,000.

Section 1.2 Additional Defined Terms. In addition to the terms defined in Section 1.1, the following terms will have the respective meanings assigned thereto in the sections indicated below.

Defined Term	Section

AeroSat	Preamble

Agreed Claims	§6.3(c)

Agreement	Preamble

Airborne Internet	Preamble

Asset Sale	§2.7(h)

Avionics	Preamble

Balance Sheet	§3.5(a)

Business	Recitals

Certificate	§6.3(a)

Closing	§2.4

Closing Date	§2.4

Closing Date Financial Report	§2.6(a)

Closing Payment	§2.3(a)

Closing Purchase Price Reconciliation	§2.6(b)

Deductible Amount	§6.2(b)(ii)

Earn-Out	§2.7(a)

Earn-Out Payment	§2.7(d)

Earn-Out Statement	§2.7(d)

Earn-Out Year	§2.7(a)

Effective Time	§2.4

Escrow Account	§2.3(c)

Escrow Agent	§2.3(c)

Escrow Agreement	§2.3(c)

Escrow Amount	§2.3(c)

Final Earn-Out Report	§2.7(e)

Financial Statements	§3.5(b)

Defined Term	Section

Indemnification Cap	§6.2(b)(i)

Indemnification Claim	§6.1(c)

Indemnified Party	§6.3(a)

Indemnifying Party	§6.3(a)

Insurance Policies	§3.12

Interim Financial Statements	§3.5(a)

Leases	§3.8

Missed Contract	§2.5(d)

New Business Line	§2.7(g)

Non-Transferable Assets	§2.5(c)

Party(ies)	Preamble

Pre-Asset Sale Fraction	§2.7(h)(i)

Purchase Price	§2.3(a)

Purchaser	Preamble

Purchaser Employment Date	§5.9(a)

Purchaser Losses	§6.2(a)

Schedules	§1.4

Sellers	Preamble

Seller Employee Plans	§3.18(a)

Seller Losses	§6.2(c)

Standard Exceptions	§3.2

Tech Licensing	Preamble

Third Party Claim	§6.4(a)

Transaction Expenses	§7.1

Transferred Employee	§5.9(a)

Section 1.3 Construction. In this Agreement, unless the context otherwise requires:

(a) any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication;

(b) words expressed in the singular number will include the plural and vice versa, words expressed in the masculine will include the feminine and neuter gender and vice versa;

(c) references to Articles, Sections, Exhibits, Schedules and Recitals are references to articles, sections, exhibits, schedules and recitals of this Agreement;

(d) reference to “day” or “days” are to calendar days; and

(e) “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import.

Section 1.4 Schedules and Exhibits. The Schedules to this Agreement (the “Schedules”) are incorporated into and form an integral part of this Agreement. A fact or matter disclosed in a Schedule or a subsection of a Schedule shall be deemed to be disclosed with respect to each other Schedule or subsection where such disclosure is appropriate to the extent that it is reasonably apparent from reading such Schedule that such disclosure is applicable to such other Schedules or subsections.

Section 1.5 Knowledge. Except as otherwise specifically provided in this Agreement, where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of the Sellers, it means the actual knowledge of each of Dennis Ferguson, Frank Blanda, Wayne Garrett, Nim Evatt and Skip Feher after reasonable inquiry.

ARTICLE II

SALE AND PURCHASE OF ASSETS

Section 2.1 Transfer of Purchased Assets. On the terms, and subject to the conditions, set forth in this Agreement, the Sellers will sell, assign, transfer and deliver to Purchaser on the Closing Date, and the Purchaser will purchase and acquire from the Sellers, all of the Purchased Assets. The Sellers will retain the Excluded Assets.

Section 2.2 Assumption of Assumed Liabilities; Retained Liabilities. On the Closing Date, the Purchaser will assume and pay or perform the Assumed Liabilities in accordance with their terms. Notwithstanding anything to the contrary in this Agreement or any of the Transaction Documents, and regardless of whether such liability is disclosed in this Agreement, in any of the Transaction Documents or on any Schedule hereto or thereto, the Purchaser will not assume, agree to pay, perform or discharge, bear the economic burden of or in any way be responsible for any of the Retained Liabilities. The Sellers will retain and pay or perform in accordance with their terms all of the Retained Liabilities.

Section 2.3 Purchase Price

(a) Purchase Price. Subject to the terms and conditions of this Agreement and in consideration of the sale, transfer, assignment, conveyance and delivery by the Sellers of the Purchased Assets to the Purchaser at the Closing, the Purchaser shall pay the Sellers an aggregate cash payment in an amount equal to TWELVE MILLION and 00/100 DOLLARS ($12,000,000) (the “Purchase Price”), subject to the escrow provisions set forth below, and shall assume the Assumed Liabilities. The Purchase Price less the Escrow Amount (the “Closing Payment”) shall be paid by the Purchaser to the Sellers at the Closing in cash by the delivery to Sellers of immediately available funds.

(b) The Purchase Price will be allocated among the Purchased Assets as set forth on Schedule 2.3(b). Unless otherwise agreed in writing by the Purchaser and the Sellers, the Purchaser and the Sellers will (i) reflect the Purchased Assets in their books and for Tax reporting purposes in accordance with such allocation, (ii) file all forms required under Code Section 1060 (including Form 8594) and all other Tax Returns and reports in accordance with and based upon such allocation and (iii) unless required to do so in accordance with a “determination” as defined in Code Section 1313(a)(1), take no position in any Tax Return, Tax Proceeding, Tax audit or otherwise which is inconsistent with such allocation.

(c) Escrow. The Purchaser shall deliver to U.S. Bank, N.A. (the “Escrow Agent”) the sum of Six Million Five Hundred Thousand Dollars ($6,500,000) (the “Escrow Amount”), for deposit into an escrow account (the “Escrow Account”), in accordance with the terms of an escrow agreement in the form attached hereto as Exhibit A (the “Escrow Agreement”). One Million Five Hundred Thousand Dollars ($1,500,000) of the Escrow Amount and any interest that may be earned thereon shall constitute the “Indemnity Escrow Amount”, and Five Million Dollars ($5,000,000) of the Escrow Amount and any interest that may be earned thereon shall constitute the “Approval Escrow Amount”. The Escrow Amount so deposited shall be applied by the Escrow Agent in accordance with the terms and conditions of this Agreement and the Escrow Agreement. Subject to and in accordance with the terms and conditions of this Agreement and the Escrow Agreement, the Purchaser and the Sellers shall jointly direct the Escrow Agent to release to the Sellers:

(i) the portion of then available Indemnity Escrow Amount in the Escrow Account in excess of One Million Dollars ($1,000,000) on the date of payment of the Closing Purchase Price Reconciliation (after giving effect to the payment of such Closing Purchase Price Reconciliation from the Escrow, if applicable); provided, however, if pending claims with respect thereto exceed One Million Dollars ($1,000,000) on such date, the Escrow Agent shall be directed to release only the portion of the Escrow Amount in excess of the aggregate of such claims; and

(ii) the then-available Indemnity Escrow Amount in the Escrow Account, less any pending claims or unpaid claims with respect thereto, to the Sellers on the date that is twelve (12) months from the Closing Date.

(iii) provided that (x) the FAA Approval is received by GoGo by June 30, 2014 (the “FAA Deadline”) and (y) the GoGo Confirmation is received by Purchaser within sixty (60) days of the date Purchaser requests the GoGo Confirmation from GoGo (the “GoGoDeadline”), the balance of the Approval Escrow Amount, on the date that is no more than five (5) Business Days of the receipt of the GoGo Confirmation.

(iv) If the FAA Approval has not been received by GoGo by the FAA Deadline or a GoGo Confirmation is not received by Purchaser by the GoGo Deadline, subject to the requirements of Section 5.8, the entire balance of the Approval Escrow Account shall be released to the Purchaser, and the Purchaser and Sellers jointly shall direct the Escrow Agent to release such amount to the Purchaser within five (5) Business Days after the GoGo Deadline

Any amount of the Escrow Amount not ultimately paid to the Sellers but released to Purchaser shall be deemed to be a reduction in the Purchase Price.

Section 2.4 Closing. The closing of the sale referred to in Section 2.1 (the “Closing”) will take place following the satisfaction or waiver of all of the conditions set forth in Articles VI and VII at 10:00 A.M. New York time at such place as the Parties will mutually agree (the “Closing Date”). The Closing and the other transactions contemplated hereby will be deemed to have become effective at 12:01 a.m. on October 1, 2013 (the “Effective Time”).

Section 2.5 Closing Matters.

(a) At the Closing, the Sellers will deliver to the Purchaser, each in form and substance, and executed and delivered in a manner, reasonably satisfactory to the Purchaser:

(i) (A) one or more bills of sale conveying in the aggregate all of the Purchased Assets, (B) one or more assignments of the Owned Intellectual Property in recordable form, (C) such other instruments as are reasonably requested by the Purchaser to vest in the Purchaser title in and to the Purchased Assets in accordance with the provisions of this Agreement and (D) such other documents and agreements as are contemplated by this Agreement; and

(ii) executed consents with respect to the matters set forth in Schedule 3.3(b);

(iii) a duly executed counterpart of the Escrow Agreement;

(iv) evidence of having sent for filing with the Secretary of the State of Delaware or other applicable Governmental or Regulatory Authority a certificate of amendment to the organizational documents of each of the Sellers in proper form for filing, and all other appropriate certificates for filing in other applicable jurisdictions, changing the name of each Seller to a name that does not contain the word “AeroSat” or any derivative or variation thereof;

(v) releases of all Liens on the Purchased Assets other than Permitted Liens;

(vi) resolutions of the stockholders or members and the Board of Directors of each of the Sellers approving the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, certified by the appropriate officers or managers;

(vii) with respect to each Seller, a long-form certificate of good standing from the Secretary of State of the State of Delaware and from the Secretary of State of each other State in which such Seller is qualified to do business as a foreign entity; and

(viii) such other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary or appropriate to consummate the transactions contemplated by this Agreement.

(b) At the Closing, the Purchaser will deliver to the Sellers, each in form and substance, and executed and delivered in a manner, reasonably satisfactory to the Sellers:

(i) (A) an assumption of the Assumed Liabilities, (B) such other instruments of assumption evidencing the Purchaser’s assumption of the Assumed Liabilities as the Sellers reasonably deems necessary and (C) such other documents and agreements as are contemplated by this Agreement;

(ii) the Closing Payment in accordance with Section 2.3;

a duly executed counterpart of the Escrow Agreement, executed by the Purchaser and the Escrow Agent; and

(iii) such other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary or appropriate to consummate the transactions contemplated by this Agreement.

(c) It is understood that certain Purchased Assets may not be immediately transferable or assignable to the Purchaser, and the Purchaser may in its sole discretion allow the Sellers to retain certain of such assets after the Closing Date (the “Non-Transferable Assets”), and this Agreement will not constitute an assignment of any such Non-Transferable Assets. In such event, (i) the Sellers will use commercially reasonable efforts to obtain any consent or authorization which may be required to transfer or assign the Non-Transferable Assets to the Purchaser or to remove or eliminate any impediment preventing the transfer or assignment of the Non-Transferable Assets to the Purchaser, (ii) the Sellers will grant to the Purchaser full use and benefit of its interest in the Non-Transferable Assets to the extent permitted by the terms of or applicable to such Non-Transferable Assets, it being the intent of the Parties that the Purchaser have the benefit of the Non-Transferable Assets as though it were the sole owner thereof, (iii) the Sellers will take all actions necessary to preserve the value of the Non-Transferable Assets, (iv) the Sellers will not transfer or assign the Non-Transferable Assets to any Person other than the Purchaser or the Purchaser’s designees, (v) the Sellers will transfer or assign the Non-Transferable Assets to Purchaser at the earliest date, if any, on which such transfer or assignment can be effected and (vi) the Purchaser will be responsible for obligations relating to such Non-Transferable Assets arising or occurring on or after the Closing Date as if they had been transferred or assigned to the Purchaser in accordance with the terms of this Agreement. Upon the request of the Purchaser, the Sellers will enforce, on behalf of the Purchaser and at the Purchaser’s cost, any rights of the Sellers arising under or in connection with any Non-Transferable Asset. To the extent that the Purchaser is provided the benefits of any Assumed Contract, the Purchaser will perform the obligations arising, from and after the Closing, under such Assumed Contract on behalf of the Sellers, except for any obligation under such Assumed Contract that constitutes a Retained Liability.

(d) If Sellers fail to disclose any Material Contract or Minor Contract relating to the Business and Purchaser becomes aware of such Material Contract or Minor Contract after the Closing Date (a “Missed Contract”), Purchaser will have the option, in its sole discretion, to assume such Missed Contract. If Purchaser elects in writing to assume a Missed Contract, subject to Section 2.5(c), (i) Sellers will promptly assign, transfer, convey and deliver such Missed Contract to Purchaser, (ii) Purchaser will assume the obligations under such Missed Contract assigned to Purchaser from and after the date of assignment to Purchaser pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the assignment and assumption agreement executed and delivered on the Closing Date (which special-purpose agreement the Parties will prepare, execute and deliver in good faith at the time of such transfer) and (iii) the Missed Contract will be treated as an Assumed Contract under this Agreement.

Section 2.6 Post-Closing Adjustment.

(a) As promptly as possible after the Closing, but in no event later than sixty (60) days following the Closing, the Purchaser shall prepare and deliver to the Sellers a report (the “Closing Date Financial Report”) setting forth (i) a statement of the Closing Date Net Working Capital (the “Final Closing Date Net Working Capital”) and (ii) a calculation of the Working Capital Adjustment based on such report (the “Net Working Capital Adjustment”). The Purchaser shall bear any third-party expenses or fees incurred in preparing the Closing Date Financial Report. The Purchaser shall deliver or make available to the Sellers promptly, and in any event within five (5) Business Days after any written request, any work papers or other information used by the Purchasers in connection with the preparation of the Closing Date Financial Report requested by the Sellers. If the Sellers do not object in writing to the Closing Date Financial Report within thirty (30) days after its delivery to the Sellers, such Closing Date Financial Report will automatically become final and conclusive and the Closing Date Net Working Capital and the Net Working Capital Adjustment therein shall be the Final Closing Date Net Working Capital and the Final Net Working Capital Adjustment, respectively; provided that such 30-day period shall be tolled while Sellers are waiting to receive any work papers or other information reasonably requested by Sellers that were used by the Purchaser in connection with its preparation of the Closing Date Financial Report. In the event that the Sellers object in writing to the Closing Date Financial Report within such 30-day period, as extended, the Sellers and the Purchaser shall promptly meet and endeavor to reach agreement as to the content of the Closing Date Financial Report. If the Sellers and the Purchaser agree on the content of the Closing Date Financial Report, such Closing Date Financial Report will become final and conclusive. If the Sellers and the Purchaser are unable to reach agreement within fifteen (15) days after the delivery of such objection by the Sellers to the Closing Date Financial Report, then the Independent Accountants will promptly be retained to undertake a determination of the Closing Date Financial Report, which determination will be made as quickly as possible. Only disputed items (plus any items deemed by the Independent Accountants to be reasonably necessary to a determination of the disputed items) will be submitted to the Independent Accountants for review. In resolving any disputed item, the Independent Accountants may not assign a value to such item greater than the greatest value for such item claimed by either Party or less than the lowest value for such item claimed by either Party, in each case as presented to the Independent Accountants. The determination of the Independent Accountants will be final and binding on the Sellers and the Purchaser and the Closing Date Net Working Capital and the Net Working Capital Adjustment determined by the Independent Accountants shall be the Final Closing Date Net Working Capital and the Final Net Working Capital Adjustment, respectively. The fees and expenses of the Independent Accountants will be paid by the Purchaser and the Sellers in the same proportion as the dollar amount of the determination in such party’s favor reflected in the Closing Date Financial Report bears to the total dollar amount of all disputed items.

(b) The Purchase Price and the payments required to be made after the Closing pursuant to Section 2.6(c) will be finally determined on the basis of the Closing Date Financial Report and the Final Net Working Capital Adjustment after any determinations described in this Section 2.6(a).

(c) Within five (5) Business Days after determination of the Final Net Working Capital Adjustment, the Purchaser or the Sellers, as the case may be, shall pay to the other the amount by which the Purchase Price, as adjusted by the Final Net Working Capital Adjustment, is greater or less than the Purchase Price (such difference being the “Closing Purchase Price Reconciliation”) as follows: (i) if the Closing Purchase Price Reconciliation is positive, the Purchaser shall promptly pay such difference to the Sellers; and (ii) if the Closing Purchase Price Reconciliation is negative, the amount of such difference shall be paid to the Purchaser out of the Escrow Amount pursuant to the terms of the Escrow Agreement and the Sellers shall authorize and direct the Escrow Agent to release such amount to the Purchaser from the Escrow Account.

Section 2.7 Earn-Out.

(a) Purchaser shall pay to the Sellers as additional consideration for the Purchased Assets an amount in cash not to exceed in the aggregate $53,000,000 (the “Earn-Out”) in accordance with this Section 2.7. An Earn-Out Payment (as defined below) may be achieved for each of the 12-month periods ending on December 31, 2014 and December 31, 2015 (each, an “Earn-Out Year”) as follows:

(b) On or before February 28, 2015, Purchaser shall pay to the Sellers, an amount based on Total Revenues for the Earn-Out Year ending December 31, 2014, calculated as follows:

(i) if Total Revenues for such Earn-Out Year are less than $30,000,000, no Earn-Out Payment will be due and payable; or

(ii) if Total Revenues for such Earn-Out Year are greater than $30,000,000 but less than $50,000,000, an amount equal to fifteen percent (15%) of the Total Revenues for such Earn-Out Year multiplied by a fraction, the numerator of which is Total Revenues for such Earn-Out Year in excess of $30,000,000 and the denominator of which is $20,000,000; or

(iii) if Total Revenues for such Earn-Out Year are greater than $50,000,000, an amount equal to fifteen percent (15%) of Total Revenues.

(c) On or before February 29, 2016, Purchaser shall pay to the Sellers, an amount based on Total Revenues for the Earn-Out Year ending December 31, 2015, calculated as follows:

(i) if Total Revenues for such Earn-Out Year are less than $40,000,000, no Earn-Out Payment will be due and payable; or

(ii) if Total Revenues for such Earn-Out Year are greater than $40,000,000 but less than $60,000,000, an amount equal to fifteen percent (15%) of the Total Revenues for such Earn-Out Year multiplied by a fraction, the numerator of which is Total Revenues for such Earn-Out Year in excess of $40,000,000 and the denominator of which is $20,000,000; or

(iii) if Total Revenues for such Earn-Out Year are greater than $60,000,000, an amount equal to fifteen percent (15%) of Total Revenues.

(d) No later than 30 days after Astronics Corporation files its quarterly financial statements for a quarter of an Earn-Out Year with the Securities and Exchange Commission, Purchaser will provide a reasonably detailed breakdown of all of Purchaser’s and Astronics Corporation’s (including any Subsidiaries’) revenues includable in Total Revenues to Sellers in a form that will enable Sellers to reasonably estimate the amount of the potential Earn-Out Payment attributable to such quarter. Purchaser shall deliver to the Sellers a computation (the “Earn-Out Statement”) of Total Revenue and the portion of the Earn-Out, if any, attributable to such period (an “Earn-Out Payment”) at the time it makes the Earn-Out Payment; provided, however, if no Earn-Out Payment is payable with respect to an Earn-Out Year, such Earn-Out Statement will be delivered no later than the last day of February of the year immediately following such Earn-Out Year. Unless within twenty (20) days after receipt of such computation, the Sellers deliver written notice to the Purchaser setting forth any and all items of disagreement relating to such computation, the computation will be conclusive and binding on the Sellers. Such 20-day period shall be tolled while Sellers are waiting to receive any work papers or other information reasonably requested by Sellers which were used by the Purchaser or its Affiliates in connection with their preparation of the Earn-Out Statement.

(e) If the Sellers deliver a dispute notice within such 20-day period, as adjusted, following receipt of the Earn-Out Statement, the Purchaser and the Sellers shall use commercially reasonable efforts to resolve their differences for a period of ten (10) days. If the Purchaser and the Sellers are unable to resolve their differences within such period, the dispute shall be resolved by the Independent Accountants. The Purchaser and the Sellers will request that the Independent Accountants render a determination as to the computation of the Earn-Out Payment within thirty (30) days after their retention, and the Purchaser and the Sellers will cooperate fully with the Independent Accountants so as to facilitate a final determination as quickly and as accurately as possible. In making such resolution, the Independent Accountants will consider only those issues, items or amounts in the Earn-Out Statement as to which the Sellers have disagreed in writing in the aforementioned dispute notice. The Independent Accountants’ final determination (the “Final Earn-Out Report”) for any given Earn-Out Year will be in writing and will be binding on the Purchaser and the Sellers. The fees and expenses of the Independent Accountants will be paid by the Purchaser and the Sellers in the same proportion as the dollar amount of the determination in such party’s favor reflected in the Final Earn-Out Report bears to the total dollar amount of all disputed items. In the event that any amount is payable as the Earn-Out Payment under this Section 2.7(e), the Purchaser will pay such amount by wire transfer of immediately available funds to an account designated by the Sellers as soon as reasonably practicable but in no event later than five Business Days following the receipt of the Final Earn-Out Report.

(f) Any Earn-Out Payments to which the Sellers are entitled to under this Section 2.7 shall bear simple interest at a rate equal to 6% per annum commencing on March 1st of the year immediately following the applicable Earn-Out Year for which such Earn-Out Payment is due. Such interest shall be payable to the Sellers in immediately available funds upon demand. In addition, the Sellers shall be promptly reimbursed from the Purchaser for any and all costs or expenses of any nature or kind whatsoever (including, but not limited to, all attorneys’ fees) incurred in seeking to collect such unpaid Earn-Out Payments or to enforce the provisions of this Section 2.7.

(g) The Purchaser agrees to act in good faith and in a manner consistent with the intention of the Parties such that the Sellers have a reasonable opportunity to earn the full Earn-Out. It is the Parties’ expectation that during the period of the Earn-Out the Business shall be managed and operated in a manner that is substantially consistent with past practice. Notwithstanding anything in this Agreement to the contrary, (i) in no event will the Purchaser be required to enter any line of business in which the Sellers were not engaged prior to the Closing Date (a “New Business Line”), including but not limited to the transmission of content to and from aircraft and (ii) as to any New Business Line, Purchaser reserves the right at all times and in all situations to pursue, or not pursue a New Business Line in its sole discretion, based on its sole judgment, including but not limited to its determination that not pursuing the New Business Line is in Purchaser’s or any of its Affiliate’s best interests, even if those interests conflict with the specific interests of the Sellers. Purchaser shall have no obligation whatsoever to pursue any New Business Line, it does not wish to, and the Parties agree that the Purchaser’s judgment in such matters is final.

(h) If in any Earn-Out Year there is a sale of substantially all of the assets of Purchaser to a third party, and the provisions of this Section 2.7 are not binding upon the acquiror in such an asset sale by operation of Law or are not expressly assumed by the acquiror in such asset sale (an “Asset Sale”), the applicable Earn-Out Payment in the Earn-Out Year in which such a transaction occurs, notwithstanding any other provision of this Section 2.7 to the contrary, will be equal to the sum of a pre-Asset Sale Earn-Out Payment amount and a post-Asset Sale Earn Out payment amount, calculated as follows:

(i) The pre-Asset Sale Earn-Out Payment amount will be calculated in accordance with Section 2.7 (b) or (c) as applicable, except (A) Total Revenues shall mean Total Revenues for such Earn-Out Year through the date of the Asset Sale and (B) the dollar thresholds provided under Subsections 2.7(b) and (c), as applicable, will be reduced to an amount equal to such dollar threshold amount multiplied by a fraction the numerator of which is the total number of days in the Earn-Out Year through the closing date of the Asset Sale and the denominator of which is the total number of days in the Earn-Out Year (the “Pre-Asset Sale Fraction”); and

(ii) if the Asset Sale occurs in the 2014, the post-Asset Sale Earn-Out Payment will be equal to the sum of (A) fifteen percent (15%) of the product of (x) $68,000,000 multiplied by (y) one minus the Pre-Asset Sale Fraction, plus (B) $13,950,000; or

(iii) if the Asset Sale occurs in 2015, the post-Asset Sale Earn-Out Payment will be equal to fifteen percent (15%) of the product of (A) $93,000,000 multiplied by (B) one minus the Pre-Asset Fraction.

In no event will the Earn-Out Payments under this Section 2.7(h) exceed $53,000,000. The Earn-Out Payments calculated under this Section 2.7(h) will be paid to the Sellers in accordance with and subject to the remaining provisions of this Section 2.7.

Section 2.8 Transfer Fees. The Sellers will be responsible for the payment of any sales, use, transfer, excise, stamp or other similar Taxes imposed by reason of the transfer of the Purchased Assets pursuant to this Agreement and any deficiency, interest or penalty with respect to such Taxes.

Section 2.9 Allocation of Purchase Price Among Sellers. All payments due and owing from the Purchaser to the Sellers under this Article II shall be payable 100% to AeroSat, or its permitted assigns.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers, jointly and severally, represent and warrant to the Purchaser as follows:

Section 3.1 Existence and Good Standing.

(a) AeroSat (i) is a corporation validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite power and authority to own its property and to carry on its business as now conducted, (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions where the failure to be so qualified would not have a Material Adverse Effect.

(b) Each of Airborne Internet, Avionics and Tech Licensing (i) is a limited liability company validly existing under the laws of the State of Delaware, (ii) has all requisite power and authority to own its property and to carry on its business as now conducted, (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect.

(c) Schedule 3.1 sets forth each jurisdiction where a Seller is qualified to do business as a foreign entity.

Section 3.2 Authority and Enforceability. Each of the Sellers has all necessary power and authority and has taken all action necessary to authorize, execute and deliver the Transaction Documents, to consummate the transactions contemplated thereby, and to perform its obligations under the Transaction Documents. No other action on the part of the Sellers is required to authorize the execution and delivery of the Transaction Documents and to consummate the transactions contemplated thereby. The Transaction Documents, when delivered in accordance with the terms hereof, assuming the due execution and delivery of this Agreement and each such other document by the other Parties hereto and thereto, will have been duly executed and delivered by the Sellers, and will be valid and binding obligations of the Sellers, enforceable against them in accordance with their respective terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles (“Standard Exceptions”).

Section 3.3 Consents and Approvals; No Violations.

(a) The execution and delivery by the Sellers of the Transaction Documents will not, and the consummation by them of the transactions contemplated thereby will not, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, payment or acceleration) under, or result in the creation of any Lien on any of the properties or assets of the Sellers under: (i) any provision of their respective articles of incorporation or bylaws or other organizational documents; (ii) subject to obtaining and making any of the approvals, consents, notices and filings referred to in paragraph (b) below, any Law or Order applicable to the Sellers or by which their respective properties or assets may be bound; or (iii) any of the terms, conditions or provisions of any Material Contract.

(b) Except as set forth in Schedule 3.3(b), no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Person is necessary or required (i) under any of the terms, conditions or provisions of any Law or Order applicable to the Sellers or by which any of such entities or any of their respective assets or properties may be bound, (ii) under any of the terms, conditions or provisions of any of the Assumed Contracts or (iii) for the execution and delivery of the Transaction Documents by the Sellers or the performance by the Sellers of their respective obligations thereunder or the consummation of the transactions contemplated thereby.

Section 3.4 Title. The Sellers have good and marketable title to or a valid leasehold interest all of the Personal Property included in the Purchased Assets, free and clear of any Liens other than Permitted Liens.

Section 3.5 Financial Statements.

(a) The Sellers have furnished the Purchaser with the (i) unaudited consolidated balance sheets of the Sellers as of December 31, 2010, 2011 and 2012 and the related unaudited statements of income for each of the three (3) years ended December 31, 2012 and (ii) the unaudited consolidated balance sheet of the Sellers as at April 30, 2013 (the “Balance Sheet”) and the related unaudited statement of income for the four (4) months then ended (the financial statements in clause (ii) above are hereinafter referred to as the “Interim Financial Statements”).

(b) Except as set forth in Schedule 3.5(b), all of the financial statements referred to clauses (i) and (ii) of Section 3.5(a) (collectively, the “Financial Statements”) have been prepared in accordance with Sellers’ historic method of accounting (without footnotes and with respect to the Interim Financial Statements, for the absence of year-end adjustments) and fairly present, in all material respects, (i) the consolidated financial condition of the Sellers at the dates thereof and (ii) the consolidated results of the operations of the Sellers and the changes in their consolidated financial condition for the periods presented.

Section 3.6 Personal Property. Schedule 3.6 sets forth (i) a list of each item of Tangible Personal Property owned by any of the Sellers and used in the Business and (ii) a list of each item of Tangible Personal Property leased by any of the Sellers in connection with the Business. Except as set forth in Schedule 3.6, all of the Tangible Personal Property is located at the Leased Real Property and there is no Tangible Personal Property used in the operation of the Business located at the Leased Real Property which is not owned or leased by a Seller. Except as set forth in Schedule 3.6, the Tangible Personal Property, taken as a whole, is in reasonable working order and adequate for continued use in the manner in which it is presently being used, ordinary wear and tear and normal repairs and replacements excepted.

Section 3.7 All Necessary Assets of the Business. Except for the Excluded Assets, the Purchased Assets constitute all of the rights, properties and assets (tangible and intangible) necessary for the continued conduct of the Business as presently conducted by the Sellers. Except for the Excluded Assets, there are no assets or properties used in the Business and owned by any Person other than the Sellers which will not, upon the Closing, be owned, leased or licensed by the Purchaser.

Section 3.8 Leased Real Property. Schedule 3.8 sets forth a list of each lease or sublease relating to the use or occupancy of the Leased Real Property (the “Leases”). Each Lease is in full force and effect, and with respect to each Lease (a) all rents and additional rents due to date on the Lease have been paid; (b) the Seller party thereto is not in material default thereunder; (d) no waiver, indulgence or postponement of such Seller’s obligations under the Lease has been granted by the lessor, and (e) other than with respect to the transfer of the Purchased Assets, to the knowledge of the Sellers, there exists no event, occurrence, condition or act which, with the giving of notice or the lapse of time, would give rise to a right of termination by the lessor under such Lease or give rise to any material liability of such Seller under such Lease.

Section 3.9 Contracts. Each Assumed Contract is in full force and effect, subject to Standard Exceptions, and there exists (i) no material default or event of default by the Seller party thereto or, to the knowledge of the Sellers, any other Party to any such Assumed Contract and/or (ii) to the knowledge of the Sellers, no event, occurrence, condition or act which, with the giving of notice or the lapse of time, would become a default or event of default by a Seller or any other Party thereto, with respect to any term or provision of any such Assumed Contract. Except as set forth in Schedule 3.9(a), to the knowledge of the Sellers, as of the Balance Sheet Date, the cost of completion with respect to each Assumed Contract would not reasonably be expected to exceed the total contract value to be paid by a customer or other Person to the applicable Seller thereunder.

Section 3.10 Litigation. Except as set forth in Schedule 3.10, there is no Proceeding pending or, to the knowledge of the Sellers, threatened, against or affecting any of the Sellers, the Business or any of the Purchased Assets or that would, in any case, prohibit or materially impair any Seller’s ability to perform its obligations under this Agreement or the Transaction Documents, or to consummate any of the transactions contemplated hereunder or thereunder. No Seller is subject to any Order.

Section 3.11 Taxes.

(a) The Sellers have filed or caused to be filed with the appropriate Governmental or Regulatory Authorities all Tax Returns required to be filed by each Seller and all such Tax Returns were correct and complete in all material respects when filed.

(b) All Taxes required to have been withheld by the Sellers in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party have been withheld.

(c) No outstanding claim has been made in writing by a Governmental or Regulatory Authority in a jurisdiction in which the Sellers do not currently file Tax Returns that any Seller is subject to taxation by that jurisdiction.

(d) There are no Liens on any assets, properties or rights of any Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

Section 3.12 Insurance. Set forth in Schedule 3.12 is a list and description of each insurance policy that covers a Seller or the Business (including self-insurance) (the “Insurance Policies”). Such policies are in full force and effect, all premiums thereon have been paid, and the Sellers are otherwise in compliance in all material respects with the terms and provisions of such policies. No Seller has received any notice of cancellation or non-renewal of any such policy or arrangement, and, to the knowledge of the Sellers, there exists no event, occurrence, condition or act which, with the giving of notice or the lapse of time or the happening of any other event or condition, would entitle any insurer to terminate or cancel any such policies.

Section 3.13 Intellectual Property.

(a) The Sellers own, or have the right to use, all Owned Intellectual Property and Licensed Intellectual Property necessary for the conduct of the Business as currently conducted. No written claim has been asserted or is pending by any Person challenging the ownership, validity or enforceability of any Owned Intellectual Property, nor, to the knowledge of the Sellers, does any valid basis exist for any such claim or a claim challenging the ownership, validity or enforceability of any Licensed Intellectual Property. The operation of the Business as currently conducted does not infringe or misappropriate the intellectual property or proprietary rights of any Person. The Sellers have taken reasonable steps to maintain and protect as confidential and proprietary their respective trade secrets and other non-public proprietary information.

(b) Schedule 3.13(b) identifies (i) each patent or registration within the Owned Intellectual Property which has been issued or assigned to any of the Sellers, (ii) each pending patent application or application for registration within the Owned Intellectual Property which any Seller has made, (iii) each material item of unregistered Marks owned by any of the Sellers and (iv) each license or other agreement which any Seller has granted to any third party with respect to any of the Owned Intellectual Property, other than confidentiality agreements, material transfer agreements, evaluation agreements, implied licenses and end user license agreements. Schedule 3.13(b) also identifies each Mark owned or licensed by any of the Sellers in the conduct of the Business. Except as set forth on Schedule 3.13(b), with respect to each item of Owned Intellectual Property required to be identified in Schedule 3.13(b): (i) the Sellers possess all right, title and interest in and to the item, free and clear of any Liens or licenses (other than Permitted Liens, rights, interests and licenses granted under confidentiality agreements, material transfer agreements, evaluation agreements implied licenses, end user license agreements and agreements under which the Sellers obtain right, title and interest in and to the underlying Owned Intellectual Property), (ii) the item is not subject to any outstanding Order, (iii) no Proceeding is pending or, to the knowledge of the Sellers, threatened which challenges the ownership, validity, enforceability, use or ownership of the item and (iv) other than routine indemnities given to distributors, sales representatives, dealers and customers, the Sellers do not have any current obligations to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(c) Schedule 3.13(c) identifies each item of Licensed Intellectual Property that any third party owns and that a Seller uses pursuant to a license, sublicense or agreement, other than items of Licensed Intellectual Property subject to confidentiality agreements, material transfer agreements, evaluation agreements, non-exclusive licenses that are generally available to the public or implied licenses. Except as set forth on Schedule 3.13(c), with respect to each item of Licensed Intellectual Property required to be identified in Schedule 3.13(c): (i) to the knowledge of the Sellers, each license, sublicense or other agreement covering the item is enforceable subject to Standard Exceptions and, following the Closing, will continue to be so enforceable on substantially similar terms and conditions, (ii) neither any Seller nor, to the knowledge of the Sellers, any other party to a license, sublicense or other agreement is in breach or default, and to the knowledge of the Sellers no event has occurred which, with notice or lapse of time, would reasonably be expected to constitute a breach or default or permit early termination, modification or acceleration thereunder, (iii) neither any Seller nor, to the knowledge of the Sellers, any other party to a license, sublicense or other agreement has repudiated any provision thereof, (iv) to the knowledge of the Sellers, the underlying item of Licensed Intellectual Property is not subject to any outstanding Order, (v) no Proceeding is pending or, to the knowledge of the Sellers, threatened which challenges the legality, validity, enforceability or use of the underlying item of Licensed Intellectual Property and (vi) no Seller has granted any sublicense or similar right with respect to any license, sublicense or other agreement, other than confidentiality agreements, material transfer agreements, evaluation agreements, implied licenses and end user license agreements.

Section 3.14 Compliance with Laws. Each Seller has complied with, and each Seller and the Purchased Assets are currently in compliance with, all applicable Laws, Orders and Permits except for such non-compliance that individually or in the aggregate would have a Material Adverse Effect. No Seller has received any written notice to the effect that, or otherwise been advised that, it or any of its assets or properties are not in compliance with any applicable Law, Order or Permit and, to the knowledge of the Sellers, there are no presently existing facts, circumstances or events relating to the Business which, with notice or lapse of time, would result in material violations of any applicable Law, Order or Permit.

Section 3.15 Accounts Receivable; Accounts Payable.

(a) All of the billed Accounts Receivable reflected on the Balance Sheet (net of allowances for doubtful accounts as reflected thereon) (i) arose from bona fide transactions and represent valid obligations of the obligor thereto and (ii) will be good and collectible in full in the ordinary course of business and in any event not later than one hundred twenty (120) days after the Closing Date. None of such Accounts Receivable is, or at the Closing Date will be, subject to any counterclaim or claim for set-off. No agreement for deduction or discount has been made with respect to any of the Accounts Receivable other than trade discounts provided in the Ordinary Course of Business.

(b) The Accounts Payable and Accrued Liabilities reflected on the Balance Sheet have arisen in bona fide transactions in the Ordinary Course of Business. None of the Accounts Payable or Accrued Liabilities reflected on the Balance Sheet represents amounts alleged to be owed by a Seller which such Seller has disputed or refused to pay.

Section 3.16 Inventory. Schedule 3.16 sets forth all Inventory of the Sellers as of the close of business on the day immediately preceding the date hereof. Except as set forth in Schedule 3.16, (i) the Inventory is in the physical possession of the Sellers and (ii) none of the Inventory has been pledged as collateral or otherwise is subject to any Lien (other than a Permitted Lien) or is held on consignment from others. All of the Inventory reflected on the Balance Sheet (net of reserves for excess and obsolete Inventory as reflected thereon) is good and merchantable and is of a quality and quantity useable and salable by the Sellers in the Ordinary Course of Business.

Section 3.17 Personnel.

(a) Schedule 3.17 identifies for each current Business Employee of the Sellers, his or her (i) name, (ii) position or job title, (iii) date of initial employment, (iv) base compensation and bonus compensation earned in the year ended December 31, 2012, and (v) current base compensation.

(b) With respect to the Business Employees, (i) no Seller is a party to any labor union agreement, collective bargaining agreement or other agreement with any labor union or other labor organization, (ii) no Seller is currently engaged in any unfair labor practice under applicable Law and there is no unfair labor practice charge against any Seller pending or, to the knowledge of the Sellers, threatened before any Governmental or Regulatory Authority, (iii) there is currently no labor strike, labor disturbance, labor slowdown, work stoppage or other material organized labor dispute or arbitration pending or, to the knowledge of the Sellers, threatened against any Seller and no material grievance currently being asserted, (iv) no Seller has experienced a labor strike, labor disturbance, slowdown, work stoppage or other organized material labor dispute at any time during the three (3) years immediately preceding the date of this Agreement, (v) there is no organizational campaign being conducted or, to the knowledge of the Sellers, contemplated and there is no pending or, to the knowledge of Sellers, threatened petition before any Governmental or Regulatory Authority or other dispute as to the representation of any employees of any Seller, and (vi) except as disclosed on Schedule 3.17, there are no known Proceedings pending or, to the knowledge of the Sellers, threatened against any Seller for unpaid wages, wrongful termination, accidental injury or death, sexual harassment or discrimination or violation of any Law.

(c) Each Seller has classified each individual who currently performs services for or on behalf of such Seller with respect to the Business as a contractor or employee in accordance with all applicable Laws.

Section 3.18 Employee Benefit Plans.

(a) Schedule 3.18 sets forth (i) a list of all Employee Benefit Plans sponsored by the Sellers and (ii) a list of all other compensatory agreements or arrangements entered into or made by any Seller with or for the benefit of, or relating to, any current or former Business Employee, independent contractor or consultant (collectively, the “Seller Employee Plans”).

(b) The Sellers have provided the Purchaser true and complete copies or summaries of each material Seller Employee Plan, together with all amendments thereto.

(c) All Seller Employee Plans have been administered in material accordance with their terms and are in compliance in all material respects with applicable Law.

(d) Except as disclosed on Schedule 3.18, there are no pending or, to the knowledge of the Sellers, threatened Proceedings (other than routine claims for benefits), relating to any of the Seller Employee Plans, or the assets of any trust for any Employee Benefit Plan.

Section 3.19 Environmental Matters. Except as set forth on Schedule 3.19:

(a) Each of the Sellers (i) has transported, stored, used and disposed of any Hazardous Materials in compliance with all Environmental Laws and (ii) has operated and is currently operating the Business with all Permits required under Environmental Law except, in each case, where failure to so operate would not have a Material Adverse Effect.

(b) There is no pending or, to the knowledge of the Sellers, threatened civil or criminal litigation, written notice of violation, written inquiry or information request by any Governmental or Regulatory Authority, relating to any violation of Environmental Law involving any of the Sellers, and, to the knowledge of the Sellers, no factual or legal basis for any Environmental Claim to be made against any Seller. The Sellers have not received any written notice of any investigation, Proceeding or Order concerning any Environmental Condition or Environmental Claim.

(c) Except for conditions that, either individually or in the aggregate, would not reasonably be expected to result in any Seller incurring material liability under Environmental Laws, (i) there have been no Releases of any Hazardous Materials in violation of Environmental Laws into the Environment by the Sellers and (ii) with respect to any Releases of Hazardous Materials in violation of Environmental Laws, the Sellers have given all required notices to Governmental or Regulatory Authorities (copies of which have been made available to the Purchaser).

(d) The Sellers have made available to the Purchaser, prior to the execution of this Agreement, true, correct and complete copies of all material environmental reports, studies, investigations and audits in the Sellers’ possession that were conducted within the past three (3) years and that pertain to the Leased Real Property.

Section 3.20 Permits. Except as set forth on Schedule 3.20, the Sellers have obtained and possess all Permits and have made all registrations or filings with or notices to any Governmental or Regulatory Authority necessary for the lawful conduct of the Business as presently conducted, or necessary for the lawful ownership and operation of the Purchased Assets and the operation of the Business as presently conducted, except as would not individually or in the aggregate, have a Material Adverse Effect. All such Permits are in full force and effect in accordance with their terms. Each Seller is in compliance with all of its Permits, except for such non-compliances that would not, individually or in the aggregate, have a Material Adverse Effect. No Proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending or, to the knowledge of the Sellers, threatened.

Section 3.21 Absence of Changes. Except as set forth in Schedule 3.21, since the Balance Sheet Date there has not been a Material Adverse Change with respect to any Seller or the Business, no fact, circumstance or event exists or has occurred which would, individually or in the aggregate, result in a Material Adverse Change with respect to any Seller or the Business and, in connection with the operation of the Business, the Sellers have not, except in the Ordinary Course of Business:

(a) sold, transferred, leased, licensed or otherwise disposed of any assets or properties, other than the sale of Inventory;

(b) acquired any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or entered into any contract, agreement, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(c) made any capital expenditure or commitment therefor in excess of $25,000 individually or $50,000 in the aggregate or otherwise acquired any assets or properties or entered into any contract, agreement, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(d) entered into, materially amended or become subject to any joint venture, partnership or similar arrangement;

(e) written-off as uncollectible any notes or Accounts Receivable, except write-offs consistent with past practice charged to applicable reserves;

(f) made any change in any method of accounting or auditing practice;

(g) paid, discharged, settled or satisfied any material claims or Liabilities, other than payments, discharges or satisfactions reserved against in the Balance Sheet;

(h) changed its cash management customs and practices (including the collection of receivables and payment of payables); or

(i) entered into any contract or letter of intent with respect to (whether or not binding), or otherwise committed or agreed, whether or not in writing, to do any of the foregoing.

Section 3.22 Suppliers and Customers. Schedule 3.22 sets forth a list of the top ten (10) suppliers and customers of the Business, based on sales volume, for the period beginning on January 1, 2012 and ending on the Balance Sheet Date. To the knowledge of the Sellers, and without giving effect to the transactions contemplated by this Agreement, the relationships of the Business with its suppliers and customers are good commercial working relationships, and except as set forth in Schedule 3.22, to the knowledge of the Sellers, no such supplier or customer has canceled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with any Seller other than in the Ordinary Course of Business. No Seller has received written notice, and there is no reasonable basis to believe, that any such supplier or customer may cancel or otherwise materially and adversely modify its relationship with such Seller or limit its services, supplies or materials to such Seller other than in the Ordinary Course of Business. Except as set forth in Schedule 3.22, no customer of any Seller has any re-stocking rights or similar right to return any non-defective products to such Seller for reimbursement or credit.

Section 3.23 Brokers’ or Finders’ Fees. No agent, broker, Person or firm acting on behalf of the Sellers is, or will be, entitled to any commission or brokers’ or finders’ fees from the Purchaser or from any of its Affiliates, in connection with any of the transactions contemplated by this Agreement.

Section 3.24 Product Warranties.

(a) Schedule 3.24(a) contains a form of each product warranty relating to products produced or sold by the Sellers or services performed by the Sellers which will be in effect on the Closing Date.

(b) No products designed, manufactured, marketed or sold by the Sellers have been recalled or withdrawn (whether voluntarily or otherwise) at any time during the past three (3) years (for purposes of this Section 3.24, a product shall have been recalled or withdrawn if all or a substantial number of products in a product line were recalled or withdrawn) and (ii) no Proceedings by (or to the knowledge of the Sellers, no investigations by) any Governmental or Regulatory Authority have been instituted, threatened or completed at any time during the past three (3) years seeking the recall, withdrawal, suspension or seizure of any product sold by the Sellers.

(c) To the knowledge of the Sellers, no material defect exists in any design, materials, manufacture or otherwise in any products designed, manufactured, marketed or sold by the Sellers during the past three (3) years or any defect in, or replacement of, any such products exists which could give rise to any material claim.

(d) Except as provided in any of the standard product warranties described in Section 3.24(a) and as otherwise set forth in Schedule 3.24(d), the Sellers have not sold any products or services which are subject to an extended warranty of the Sellers beyond twelve (12) months and which warranty has not yet expired.

Section 3.25 Export Controls Regulations.

(a) Schedule 3.25(a) contains a true and complete list of (i) all current and active import and export licenses issued by the United States government for the products imported or exported by the Sellers related to the Business and for the procurement by the Sellers of materials related to the manufacture of the products of the Business; (ii) a complete and current accounting of licensing exemptions used by the Sellers for products of the Business being imported or exported; and (iii) all export related agreements required for the export of any items subject to the licensing and jurisdiction of the U.S. Directorate of Defense Trade Controls, including, but not limited to, technical assistance agreements, manufacturing license agreements, distribution and warehousing agreements with any non-U.S. entity for the manufacture of export controlled designs or for the transfer of technical information between a Seller and a non-U.S. Person related to the Business.

(b) Schedule 3.25(b) contains a true and complete list of all voluntary disclosures made to the U.S. Government by the Sellers with respect to potential violations of import and export matters related to the Business within the last five (5) years.

(c) To the knowledge of the Sellers, no current or past violation of the regulations of the United States or of any foreign government as related to the import or export of the products of the Business has occurred during the last five (5) years.

(d) The Sellers have an export compliance program that has been administered in such a manner as to cause the Business to be in compliance in all material respects with the U.S. Government regulations regarding the export of commercial and defense related products and technology.

Section 3.26 Improper Payments. Neither the Sellers nor, to the knowledge of the Sellers, any of the their respective directors, managers, officers, agents or employees have (i) used any funds of any Seller for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable foreign, federal or state law or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts in violation of applicable Laws.

Section 3.27 Exclusivity of Representations. THE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLERS IN THIS AGREEMENT (INCLUDING THE EXHIBITS AND SCHEDULES HERETO AND ANY CERTIFICATE OR AGREEMENT DELIVERED IN CONNECTION HEREWITH) ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES. ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES ARE DISCLAIMED. THE SELLERS MAKE NO REPRESENTATIONS AND WARRANTIES REGARDING: (A) ANY BUDGETS, LONG RANGE PLANS, STRATEGIC PLANS, MARKET ANALYSIS, FORECASTS, PROJECTIONS, OPINIONS AND SIMILAR MATERIALS PREPARED OR FURNISHED BY THE SELLERS OR THEIR AFFILIATES WITH RESPECT TO THE BUSINESS, (B) FUTURE PROSPECTS, INCOME POTENTIAL, OPERATING EXPENSES, OR USES.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Purchaser represents and warrants to the Sellers as follows:

Section 4.1 Existence and Good Standing. The Purchaser (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of New Hampshire, (ii) has all requisite corporate power and authority to own its property and to carry on its business as now conducted and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect.

Section 4.2 Authority and Enforceability. The Purchaser has all necessary power and authority and has taken all action necessary to authorize, execute and deliver the Transaction Documents, to consummate the transactions contemplated thereby, and to perform its obligations thereunder. No other action on the part of the Purchaser is required to authorize the execution and delivery of the Transaction Documents and to consummate the transactions contemplated thereby. The Transaction Documents, when delivered in accordance with the terms hereof, assuming the due execution and delivery of this Agreement and each such other document by the other Parties hereto and thereto, will have been duly executed and delivered by the Purchaser and will be valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms subject to Standard Exceptions.

Section 4.3 Consents and Approvals; No Violations.

(a) The execution and delivery of this Agreement and the Transaction Documents by the Purchaser does not, and the consummation by the Purchaser of the transactions contemplated hereby and thereby will not, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien upon any of the properties or assets of the Purchaser under: (i) any provision of the certificate of incorporation or by-laws of the Purchaser; (ii) subject to obtaining and making any of the approvals, consents, notices and filings referred to in paragraph (b) below, any Law or Order applicable to the Purchaser, or by which any of its properties or assets may be bound or (iii) any contract to which the Purchaser is a party, or by which any of its properties or assets is bound, other than in the case of (ii) or (iii) above, any violation, conflict, breach, acceleration, termination, modification or payment that, individually or on the aggregate, would not reasonably be expected to have a Materially Adverse Effect.

(b) No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Person is necessary or required under any of the terms, conditions or provisions of any Law or Order applicable to the Purchaser or by which the Purchaser or any of its assets or properties may be bound, for the execution and delivery of the Transaction Documents by the Purchaser or the performance by the Purchaser of its obligations thereunder or the consummation of the transactions contemplated thereby.

Section 4.4 Brokers’ or Finders’ Fees. No agent, broker, Person or firm acting on behalf of the Purchaser or any of its Affiliates is, or will be, entitled to any commission or brokers’ or finders’ fees from the Sellers or from any of their Affiliates, in connection with any of the transactions contemplated by this Agreement.

Section 4.5 Proceedings. The Purchaser is not a party to any pending Proceeding that would prohibit or materially impair its ability to perform its obligations under this Agreement or to consummate any of the transactions contemplated hereunder.

Section 4.6 Exclusivity of Representations. THE REPRESENTATIONS AND WARRANTIES MADE BY THE PURCHASER IN THIS AGREEMENT (INCLUDING THE EXHIBITS AND SCHEDULES HERETO AND ANY CERTIFICATE OR AGREEMENT DELIVERED IN CONNECTION HEREWITH) ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES. PURCHASER HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE SELLERS OR THEIR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION, INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA.

ARTICLE V

COVENANTS

Section 5.1 Public Announcements. No Party will, nor will any of their respective Affiliates, without the prior approval of the other Parties, issue any press releases or otherwise make any public filings or public statements with respect to the transactions contemplated by this Agreement, except as may be required by or advisable under applicable Law or regulation or by obligations pursuant to any listing agreement with any national securities exchange.

Section 5.2 Intercompany Accounts. At the Closing, all intercompany loans, and the obligations relating thereto (other than such as are Assumed Liabilities), between the Sellers shall be eliminated.

Section 5.3 Further Assurances. At any time and from time to time at or after the Closing, each of the Parties will, at the reasonable request of the other Party without further consideration, execute and deliver any further deeds, bills of sale, endorsements, assignments, and other instruments of conveyance and transfer, and take such other actions as such Party may reasonably request in order (i) to more effectively (A) transfer, convey, assign and deliver to the Purchaser, and to place the Purchaser in actual possession and operating control of, and to vest, perfect or confirm, of record or otherwise, in such entities all right, title and interest in, to and under the Purchased Assets and (B) assume the Assumed Liabilities, (ii) to assist in the collection or reduction to possession of any and all of the Purchased Assets or to enable the Purchaser to exercise and enjoy all rights and benefits with respect thereto or (iii) to otherwise carry out the intents and purposes of this Agreement.

Section 5.4 Warranty Obligations. Following the Closing Date, the Purchaser will perform in a cost-effective manner all Seller Warranty Obligations. The Seller Warranty Obligations to be paid, performed, and discharged by the Purchaser will be limited to the obligations stated under the applicable warranties of the Sellers. Products will be deemed to be “manufactured and sold” prior to the Closing Date if such products were completed, sold, and shipped, and, if required under the terms of the applicable contract, the customer had completed acceptance testing of such products, prior to the Closing Date; products that were not so completed, sold, shipped and accepted prior to the Closing Date or were in raw materials or work in process Inventory will not be deemed to have been manufactured and sold prior to the Closing Date and any warranty obligations with respect to such products will be the sole responsibility of the Purchaser. As consideration for the Purchaser’s performance of the Seller Warranty Obligations, the Sellers will pay to the Purchaser the reasonable direct cost (material, labor and overhead) incurred by the Purchaser or its Affiliates in performing such Seller Warranty Obligations to the extent that such warranty claims are for an amount in excess of the Sellers’ reserve for warranty claims set forth on the Balance Sheet, payable within ten (10) Business Days of Sellers, receipt of an invoice therefor.

Section 5.5 Employee Matters.

(a) Prior to Closing, Purchaser will provide each Business Employee with a written offer of employment with the Purchaser, such employment to be effective immediately as of the Closing, and Seller shall terminate the employment of each such Business Employee, such termination to be effective immediately as of the Closing (each such Business Employee, upon accepting an offer of employment from the Purchaser, a “Transferred Employee”); provided that any offer to a Business Employee who is on a leave of absence (including disability leave) on the Closing Date shall be effective on the later of the Closing Date or the date such Employee is released to return to active employment. The Closing Date and any such later date upon which a Business Employee accepts employment with the Purchaser shall be referred to herein as a “Purchaser Employment Date.” Notwithstanding the foregoing, nothing herein will require the Purchaser to retain any Transferred Employee for any period of time or otherwise restrict or limit the Purchaser’s right to terminate or otherwise alter the terms of employment of any such Transferred Employee, each of whom will be considered an employee “at will” except to the extent covered by an employment agreement or a severance agreement.

(b) As of the first day following the applicable Purchaser Employment Date, to the extent permitted by the applicable plan, program or arrangement, each Transferred Employee shall be permitted to participate in plans, programs and arrangements of the Purchaser and its Affiliates relating to compensation and employee benefits as are provided to other employees of the Purchaser with similar responsibilities.

(c) As of the Closing Date, each Transferred Employee will be given full prior service credit for their employment with the Sellers under each Purchaser employee benefit plan under which the Purchaser employees participate and where such prior credit is permitted by the terms of such Purchaser employee benefit plan.

Section 5.6 Confidentiality.

(a) Commencing on the date hereof and continuing for a period of five (5) years thereafter, the Sellers will not, (i) divulge, transmit or otherwise disclose (except as legally compelled by Order, and then only to the extent required, after prompt notice to the Purchaser of any such Order), directly or indirectly, any Confidential Information with respect to the Business and (ii) use, directly or indirectly, any Confidential Information for the benefit of anyone other than the Purchaser.

(b) It is the desire and intent of the Parties to this Agreement that the provisions of this Section 5.6 will be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Section 5.6 will be adjudicated to be invalid or unenforceable, this Section 5.6 will be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

(c) The Parties recognize that the performance of the obligations under this Section 5.6 by the Sellers is special, unique and extraordinary in character, and that in the event of the breach by any Seller of the terms and conditions of this Section 5.6, the Purchaser will be entitled, if it so elects, to enforce the specific performance thereof by the Sellers or to seek an injunction or other equitable relief in any court of competent jurisdiction enjoining any such breach. The Sellers further agree that the Purchaser will not be required to post a bond or other security in connection with the issuance of any such injunction.

Section 5.7 Non-Competition and Non-Solicitation.

(a) In consideration of the purchase of the Purchased Assets by the Purchaser, each of the Sellers agrees that from the date of this Agreement until the fifth anniversary of the Closing Date, it will not:

(i) within any jurisdiction or marketing area in which the Business is conducted on the date of Closing, directly or indirectly own, manage, operate, control, be employed by (whether as an employee, consultant or advisor) or participate in the ownership, management, operation or control of, or otherwise serve or advise any business of the type and character engaged in and competitive with the Business. For these purposes, ownership of securities of one percent (1%) or less of any class of securities of a public company will not be considered to be competition with the Business;

(ii) induce or attempt to induce any potential customer, supplier, licensee or other business relation of the Business not to transact business with the Purchaser or to transact business with another company in lieu of doing business with the Purchaser; or

(iii) solicit for itself or any Person (other than the Purchaser) the business of any Person with respect to the products of the Business, in lieu of doing business with the Purchaser, that is or was a customer, supplier, licensee or other business relation of the Business within two (2) years prior to the date of this Agreement, or in any way intentionally interfere with the relationship between the Purchaser and any such Person.

(b) Each of the Sellers agree that for a period of two (2) years from and after the Closing Date it will not knowingly induce, attempt to induce, or in any way knowingly interfere with the relationship between the Purchaser and any Transferred Employee; or solicit, employ or otherwise contract for the services of any Transferred Employee.

(c) It is the desire and intent of the Parties to this Agreement that the provisions of this Section 5.7 will be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Section 5.7 will be adjudicated to be invalid or unenforceable, this Section will be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

(d) The Parties recognize that the performance of the obligations under this Section 5.7 by the Sellers is special, unique and extraordinary in character, and that in the event of the breach by any Seller of the terms and conditions of this Section 5.7, the Purchaser will be entitled, if it so elects, to enforce the specific performance thereof by such Seller or to enjoin such Seller from performing services for any Person.

(e) The Parties acknowledge and agree that damages in the event of a breach of any of the provisions of Section 5.7 would be difficult, if not impossible, to ascertain and it is therefore agreed that the Purchaser, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction enjoining any such breach. The Sellers further agree that the Purchaser will not be required to post a bond or other security in connection with the issuance of any such injunction.

Section 5.8 GoGo Confirmation. If GoGo receives the FAA Approval prior to the FAA Deadline, Purchaser will in good faith use its commercially reasonable efforts to as promptly as possible request the GoGo Confirmation from GoGo.

ARTICLE VI

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

Section 6.1 Survival of Representations and Warranties and Covenants.

(a) Except as set forth in paragraph (b) below, the representations and warranties of the Sellers and the Purchaser contained in this Agreement will survive the Closing for a period of eighteen (18) months.

(b) The representations and warranties contained in Section 3.2, Section 3.4, Section 3.7, Section 3.11, Section 3.23, Section 4.2 and Section 4.4 will survive the Closing until thirty (30) days after the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof).

(c) The covenants or agreements contained in this Agreement that by their terms are to be performed solely between the date hereof and the Closing shall not survive the Closing. The covenants or agreements contained in this Agreement that by their terms are to be performed after the Closing Date shall continue in full force and effect after the Closing in accordance with their respective terms.

(d) Any claim in respect of which payments may be sought under Article VI of this Agreement (each, an “Indemnification Claim”) with respect to the breach of any representation, warranty or covenant set forth in this Agreement is required to be made by an Indemnified Party on or prior to the expiration of the applicable survival period set forth in Section 6.1(a). No Certificate for breach of any such representations, warranties, covenants or agreements of the Parties may be brought by a Party, and no action with respect thereto may be commenced by a Party, following the applicable survival date, and any such claims shall be irrevocably and unconditionally released and waived by such Party and no Party shall have any liability or obligation with respect thereto, unless the Indemnified Party gave a Certificate to the Indemnifying Party with respect to such claim on or before such applicable survival date, in which case the right of the Party providing such Certificate shall not expire until the dispute is resolved under the terms of this Agreement.

Section 6.2 Indemnification.

(a) Subject to the limitations set forth in this Article VI, from and after the Closing, the Sellers, jointly and severally, agree to indemnify, defend and hold the Purchaser and its Affiliates and their respective stockholders, officers, directors, employees, agents, successors and assigns, harmless from and against any Losses actually incurred (collectively, “Purchaser Losses”) related to, arising out of or in connection with (i) any inaccuracy of any representation or the breach of any representation or warranty made by the Sellers in this Agreement, (ii) any breach or non-fulfillment of any covenant or agreement made by the Sellers in this Agreement, (iii) any Retained Liabilities, (iv) any Environmental Claim based on or arising from an Environmental Condition first arising after the date of the Sellers’ use, occupancy or operation of the Leased Real Property and existing on or before the Closing Date, (v) all Taxes that may be imposed upon or assessed against the Purchaser or the Purchased Assets based on any acts or omissions attributable to any period ending on or prior to the Closing Date and (vi) any Retained Liabilities.

(b) Notwithstanding anything to the contrary in this Agreement, the obligations of the Sellers to indemnify, defend and hold harmless for Purchaser Losses pursuant to Section 6.2(a) will be subject to the following limitations, in addition to any other limitations provided elsewhere in this Article VI:

(i) The obligation of the Sellers to indemnify, defend and hold harmless for Purchaser Losses pursuant to Section 6.2(a)(i) shall be limited to an aggregate amount of Four Million Dollars ($4,000,000) (the “Indemnification Cap”), except that the Indemnification Cap will not apply to Purchaser Losses (A) which are based on or arise from a breach of representations and warranties contained in Section 3.2, Section 3.4, Section 3.7, Section 3.11, and Section 3.23, which Purchaser Losses shall be limited to the amount of the Purchase Price or (B) in the event of a judicial determination of fraud.

(ii) The Sellers will not be obligated to indemnify, defend and hold harmless for Purchaser Losses pursuant to Section 6.2(a)(i) until the aggregate amount of such Purchaser Losses exceeds One Hundred Fifty Thousand Dollars ($150,000) (the “Deductible Amount”); provided, that to the extent the amount of such aggregate Purchaser Losses pursuant to Section 6.2(a)(i) exceeds the Deductible Amount, an Indemnified Party will be entitled to recover only the amount of Purchaser Losses in excess of the Deductible Amount; provided, further, that, the Deductible Amount will not apply to Purchaser Losses which arise from a breach of representations and warranties contained in Section 3.2, Section 3.4, Section 3.7, Section 3.11, or Section 3.23.

(c) Subject to the limitations set forth in this Article VI, from and after the Closing, the Purchaser agrees to indemnify, defend and hold the Sellers, their respective Affiliates and their respective stockholders, officers, directors, employees, agents, successors and assigns, harmless from and against any Losses actually incurred (collectively, “Seller Losses”) related to, arising out of or in connection with (i) any inaccuracy of any representation or the breach of any warranty made by the Purchaser in this Agreement, (ii) any breach or non-fulfillment of any covenant or agreement made by the Purchaser in this Agreement and (iii) the Assumed Liabilities.

(d) Without limiting the effect of any other limitation contained in this Article VI, for purposes of computing the amount of any Losses incurred by any Indemnified Party under this Article VI, there shall be deducted an amount equal to the amount of any actually received benefit in the form of a reduction in cash Taxes payable by the Indemnified Party or its Affiliates in connection with such Losses or any of the circumstances giving rise thereto (it being understood that Purchaser and its Affiliates shall have the sole and exclusive right to control their Tax filings and will not be required to make any Tax election resulting in such reduction if they do not wish to do so for any reason). The calculation of Losses shall not include Losses arising because of a change after the Closing in Law or accounting principle and in all cases shall be net of any accrual on the Balance Sheet with respect to such Losses.

(e) The obligations of the Purchaser to indemnify, defend and hold harmless for Seller Losses pursuant to Section 6.2(c) will be limited to the Indemnification Cap, except that the Indemnification Cap will not apply to Seller Losses (i) which are based upon or arise from a breach of representations and warranties contained in Section 4.2 or Section 4.4, (ii) arise from or relate to Purchaser’s or its Affiliates’ operation of the Business after the Closing including satisfaction of the Assumed Liabilities, (iii) relate to or arise from the payment of the Purchase Price or any Earn-Out Payment, or (iv) in the event of a judicial determination of fraud. The Purchaser will not be obligated to indemnify and hold harmless for Seller Losses pursuant to Section 6.2(c)(i) until the aggregate amount of such Seller Losses exceeds the Deductible Amount; provided, that to the extent the amount of such aggregate Seller Losses pursuant to Section 6.2(c)(i) exceeds the Deductible Amount, an Indemnified Party will be entitled to recover only the amount of Seller Losses in excess of the Deductible Amount; provided, further, that, the Deductible Amount will not apply to Seller Losses which arise from a breach of representations and warranties contained in Section 4.2, or Section 4.4.

(f) Notwithstanding anything to the contrary contained herein, in no event shall any Person be entitled to recover or make a claim for any amounts in respect of, and in no event shall “Losses” be deemed to include any punitive damages, incidental damages, consequential damages, special damages or indirect damages, except to the extent such Person is required to pay such damages to a third party in connection with a matter for which such Person is otherwise entitled to indemnification under this Agreement.

Section 6.3 Indemnification Procedure.

(a) Reasonably promptly after the incurrence of any Losses by any Person entitled to indemnification pursuant to Section 6.2 hereof (an “Indemnified Party”) which might give rise to indemnification hereunder other than any clam by a third party described in Section 6.4, the Indemnified Party will deliver to the Party from whom indemnification is sought (the “Indemnifying Party”) a certificate (the “Certificate”), which Certificate will:

(i) state that the Indemnified Party has paid or properly accrued Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder; and

(b) In the event that the Indemnifying Party will object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Certificate, the Indemnifying Party will, within thirty (30) days after receipt by the Indemnifying Party of such Certificate, deliver to the Indemnified Party a notice to such effect and the Indemnifying Party and the Indemnified Party will, within the thirty (30) day period beginning on the date of receipt by the Indemnified Party of such notice, attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims to which the Indemnifying Party will have so objected. If the Indemnified Party and the Indemnifying Party will succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party will promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then the Indemnified Party and the Indemnifying Party will submit such dispute to a court of competent jurisdiction. The Party which receives a final judgment in such dispute will be indemnified and held harmless for all reasonable attorney and consultant’s fees or expenses by the other Party.

(c) Claims for Losses specified in any Certificate to which an Indemnifying Party does not object in writing within thirty (30) days of receipt of such Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 6.3(b), claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 6.3(b) are hereinafter referred to, collectively, as “Agreed Claims.” Within ten (10) days of the determination of the amount of any Agreed Claims, the Indemnifying Party will pay (or authorize payment, if applicable in accordance with Section 6.7) to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than three (3) days prior to such payment.

Section 6.4 Third Party Claims.

(a) If a claim by a third party is made against any Indemnified Party, and if such Indemnified Party intends to seek indemnity with respect thereto under this Article VI (a “Third Party Claim”), such Indemnified Party will promptly notify the Indemnifying Party of such claims in writing; provided, that the failure to so notify will not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby. The Indemnifying Party will have twenty (20) days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Indemnifying Party, of the settlement or defense thereof; provided, however, that (i) the Indemnifying Party will permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that the fees and expenses of such counsel will be borne by such Indemnified Party and (ii) the Indemnifying Party will not be entitled to assume control of such defense if the amount of such claim is greater than 150% of the amount remaining indemnifiable by the Indemnifying Party under this Article VI, after giving effect to Losses previously paid by the Indemnified Party under Article VI hereof, plus the amount of all other claims for Losses made by the Indemnified Party against the Indemnifying Party for indemnification under this Article VI that are outstanding at the time of such claim. If the Indemnifying Party gives notice to the Indemnified Party of its election to assume the defense of such Third Party Claim but fails to prosecute diligently the defense of such Third Party Claim, then the Indemnified Person will have the right to assume control of the defense of such Third Party Claim, at the sole cost and expense of the Indemnifying Party by all appropriate proceedings.

(b) The assumption of the defense of any Third Party Claim by the Indemnifying Party shall not constitute an admission of responsibility to indemnify the Indemnified Party or in any manner restrict or impair the Indemnifying Party’s rights to later be reimbursed its costs and expenses if indemnification under this Agreement was not required. Any Indemnified Party will have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel will not be at the expense of the Indemnifying Party unless (i) the Indemnifying Party will have failed, within a reasonable time after having been notified by the Indemnified Party of the existence of such Third Party Claim as provided in the preceding sentence, to assume the defense of such claim, (ii) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, which authorization will not be unreasonably withheld or delayed, or (iii) Indemnified Party is advised in writing by legal counsel that in the reasonable opinion of such counsel to the Indemnified Party a conflict or potential conflict of interests exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third Party Claim. So long as the Indemnifying Party is reasonably contesting any such claim in good faith, the Indemnified Party will not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party will have the right to pay or settle any such claim, provided that in such event it will waive any right to indemnity therefor by the Indemnifying Party for such claim unless the Indemnifying Party will have consented to such payment or settlement. If the Indemnifying Party does not assume the defense of a Third Party Claim or any litigation resulting therefrom after receipt of notice of such Third Party Claim from the Indemnified Party, the Indemnified Party may defend against such claim in such manner as it reasonably deems appropriate. The Indemnified Party may not settle such claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed, or conditioned. The Indemnifying Party will not, except with the consent of the Indemnified Party which will not be unreasonably withheld, delayed or conditioned, enter into any settlement that is not entirely indemnifiable by the Indemnifying Party pursuant to this Article VI and does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties an unconditional release from all liability with respect to such claim or consent to entry of any judgment. The Indemnifying Party and the Indemnified Party will cooperate with each other in all reasonable respects in connection with the defense of any claim, including making available records relating to such claim and furnishing, without expense to the Indemnifying Party and/or its counsel, such employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witnesses in any Proceeding relating to such claim.

Section 6.5 Exclusive Remedy. The Parties acknowledge and agree that, other than as otherwise provided in Section 5.6(c) and Section 5.7(e) and for claims based on fraud, the remedies set forth in this Article VI shall be the sole and exclusive remedies of the Parties and their Affiliates for any and all Losses or any other Liabilities sustained or incurred by the Parties or their Affiliates or their successors and assigns arising out of, resulting from or in connection with this Agreement or otherwise arising out of, resulting from or in connection with the transactions contemplated hereunder and thereunder and each of the Parties hereby waives any other remedy that it, or any other Person entitled to indemnification hereunder, may have hereunder, at law, in equity or otherwise with respect hereto. No individual Representative of any Indemnifying Party, or any Indemnifying Party’s Affiliates, shall be personally liable for any Losses under this Agreement, except as specifically agreed to by said individual Representatives, absent a judicial determination of fraud by that Representative.

Section 6.6 Adjustment to Purchase Price. The Parties agree that the payment of any indemnity under this Article VI shall be treated as an adjustment to the Purchase Price paid by the Purchaser hereunder for Tax purposes to the extent that it may properly be so characterized under applicable Law.

Section 6.7 Set-Off. In the event an indemnification payment with respect to an Agreed Claim is to be made by the Sellers to the Purchaser pursuant to this Article VI, such indemnification payment shall be made in the first instance against the Escrow Amount, and thereafter against any Earn-Out Payment due and payable.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Expenses. All costs and expenses (including legal fees and expenses) arising from or incident to the Transaction Documents and the transactions contemplated and thereunder (the “Transaction Expenses”) incurred by the Purchaser will be borne by the Purchaser. All Transaction Expenses incurred by the Sellers, including the fees and expenses of Raymond James and Associates, Inc., will be borne by the Sellers.

Section 7.2 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, will be governed by the laws of the State of Delaware applicable to agreements executed and to be performed solely within such State.

Section 7.3 Table of Contents; Captions. The table of contents and the Article and Section captions used herein are for reference purposes only, and will not in any way affect the meaning or interpretation of this Agreement.

Section 7.4 Notices. Any notice or other communication required or permitted under this Agreement will be deemed to have been duly given (i) five (5) Business Days following deposit in the mails if sent by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile or other electronic transmission, if receipt thereof is confirmed by telephone, (iii) when delivered, if delivered personally to the intended recipient and (iv) two (2) Business Days following deposit with a nationally recognized overnight courier service for overnight delivery, in each case addressed as follows:

if to the Sellers, a single notice addressed to:

AeroSat Corporation

62 Route 101-A

Amherst, NH 03031

Telephone: (603) 879-0205

Facsimile: (603) 386-6488

Attn: President

with a copy (which shall not constitute notice) to:

Buckingham, Doolittle & Burroughs, LLP

3800 Embassy Parkway, Suite 300

Akron, OH 44333

Telephone: (330) 376-5300

Facsimile: (330) 258-6559

Attn: David Kern

AeroEquity, Inc.

39 Locust Avenue

Suite 204

New Canaan, CT 06840

Telephone: (203) 594-1490

Facsimile: (            )

Attn: Michael Greene

and if to the Purchaser, addressed to:

Astronics AS Corporation

130 Commerce Way

East Aurora, NY 14052

Telephone: (716) 805-1599

Facsimile: (716) 805-1286

Attn: President

with a copy (which shall not constitute notice) to:

Hodgson Russ LLP

The Guaranty Building

140 Pearl Street, Suite 100

Buffalo, NY 14202-4040

Telephone: (716) 856-4000

Facsimile: (716) 849-0349

Attn: Robert J. Olivieri, Esq.

or such other address or number as will be furnished in writing by any such Party.

Section 7.5 Assignment; Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any Party hereto without the express written consent of the other Party hereto, other than by operation of law; provided, that the Purchaser may assign its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary, but notwithstanding any such assignment, Purchaser will remain liable under this Agreement. This Agreement will be binding upon and will inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

Section 7.6 Counterparts; Facsimile Signatures. This Agreement may be executed in two (2) or more counterparts, all of which taken together will constitute one (1) instrument. The Parties agree that this Agreement may be executed by facsimile or other electronic transmission and that the reproduction of signatures by facsimile or other electronic device will be treated as binding as if originals, and each Party agrees and undertakes to provide the other Party with a copy of the Agreement bearing original signatures forthwith upon demand by the other Party.

Section 7.7 Entire Agreement; Amendments. This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the Parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter. This Agreement may not be changed, and any of the terms, covenants, representations, warranties and conditions cannot be waived, except pursuant to an instrument in writing signed by the Purchaser and the Sellers or, in the case of a waiver, by the Party waiving compliance.

Section 7.8 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. Upon such a determination, the Parties will negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 7.9 Third-Party Beneficiaries. Each Party hereto intends that this Agreement will not benefit or create any right or cause of action in or on behalf of any Person other than the Parties.

Section 7.10 No Strict Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by all Parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 7.11 Waiver of Jury Trial. The Parties hereby waive, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation as between the Parties directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto. The Parties (i) certify that no Representative of the other Party has represented, expressly or otherwise that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledge that it and the other Party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 7.11.

Section 7.12 Independence of Covenants and Representations and Warranties. All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness or a breach of such initial representation or warranty.

[signature page follows ]

IN WITNESS WHEREOF, each of the Parties hereto has caused its corporate name to be hereunto subscribed by its officer thereunto duly authorized all as of the day and year first above written.

PURCHASER:

ASTRONICS AS CORPORATION

	By:	/s/ David C. Burney
Name: David C. Burney
Title: Secretary and Treasurer

SELLERS:

AEROSAT CORPORATION

	By:	/s/ Dennis Ferguson
Name: Dennis Ferguson
Title: President

AEROSAT AIRBORNE INTERNET LLC

	By:	/s/ Dennis Ferguson
Name: Dennis Ferguson
Title: Authorized Representative

AEROSAT AVIONICS LLC

	By:	/s/ Dennis Ferguson
Name: Dennis Ferguson
Title: Authorized Representative

AEROSAT AVIONICS LLC

	By:	/s/ Dennis Ferguson
Name: Dennis Ferguson
Title: Authorized Representative

[Signature Page to Asset Purchase Agreement]

GUARANTY

ASTRONICS CORPORATION, (the “Guarantor”), as of this October 1, 2013, in order to induce AeroSat Corporation, AeroSat Airborne Internet LLC, AeroSat Avionics LLC and AeroSat Tech Licensing LLC (collectively, the “Sellers”) to enter into the Asset Purchase Agreement by and among Astronics AS Corporation (the “Purchaser”) and AeroSat Corporation, AeroSat Airborne Internet LLC, AeroSat Avionics LLC and AeroSat Tech Licensing LLC dated as of October 1, 2013 (the “Agreement”) and perform Sellers’ respective obligations and liabilities thereunder, the Guarantor hereby absolutely and unconditionally guarantees to the Sellers (i) the accuracy of the representations and warranties of the Purchaser contained in Article IV of this Agreement and (ii) the full, complete and prompt performance by the Purchaser and payment of all of the Purchaser’s covenants, obligations, and agreements under the Agreement and the other Transaction Documents (as defined in the Agreement). In the event the Purchaser fails to perform or otherwise breaches in any way any provision of the Agreement, the Sellers may proceed directly against the Guarantor on this Guaranty without first resorting to any remedies or recourse against the Purchaser or any other party. The Guarantor also agrees to pay all costs and expenses (including reasonable attorneys’ fees) incurred by the Sellers in enforcing or attempting to enforce this Guaranty.

The validity of this Guaranty and the Guarantor’s obligations hereunder shall in no way be terminated, reduced, impaired or otherwise affected by reason of, and the Guarantor’s liability under this Guaranty shall be absolute and unconditional irrespective of, (a) any modification, extension or indulgence granted to, any settlement or compromise with, or any release from liability granted to the Purchaser; (b) any failure by the Sellers to give the Guarantor notice of default in payment or performance by the Purchaser of any of the Purchaser’s obligations, liabilities, covenants and agreements under this Agreement, which notice the Guarantor hereby expressly waives; (c ) any lack of validity or enforceability of the Agreement; (d) the waiving, delaying, exercising or non-exercising of any of the rights of the Sellers under the Agreement or this Guaranty; (e) the voluntary or involuntary liquidation, dissolution, appointment of a receiver, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, or other similar proceeding affecting the Purchaser or any of its assets; or (e) any other circumstance which would otherwise constitute a defense available to, or legal or equitable discharge of, the Purchaser in respect of the Agreement or Guarantor in respect of this Guaranty, it being agreed that the liability and obligations of Guarantor hereunder shall not be discharged except by full payment and performance as provided in this Guaranty.

This Guaranty, is an independent covenant of Guarantor and has been executed and delivered as of the date first above written. The Guarantor waives acceptance of this Guaranty.

ASTRONICS CORPORATION

By:	/s/ David C. Burney
Name: David C. Burney
Title: Chief Financial Officer